Exhibit 10.7

Execution Version

THIRD AMENDED AND RESTATED

MASTER SYSTEM LEASE AGREEMENT

(MCALLEN SYSTEM)

between

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

and

SHARYLAND UTILITIES, L.P.

as of December 1, 2014

SYSTEM LEASE AGREEMENT

SYSTEM LEASE AGREEMENT

APPENDICES:

Appendix A — Definitions

EXHIBITS:

Exhibit A — System Area
Exhibit B — Amarillo Operation Center Legal Description
Exhibit C — Subordinated Debt Terms
Exhibit D — Insurance

SCHEDULES:

Schedule 3.2(b)	Form – Rent Supplement

THIRD AMENDED AND RESTATED

MASTER SYSTEM LEASE AGREEMENT

This THIRD AMENDED AND RESTATED MASTER SYSTEM LEASE AGREEMENT (this “Agreement”) is entered into on December 1, 2014 (the “Effective Date”), between Sharyland Distribution & Transmission Services, L.L.C. (together with its transferees, successors and assigns, “Lessor”), and Sharyland Utilities, L.P. (together with its transferees, successors and assigns, “Lessee”), and in connection herewith, Lessor and Lessee agree, covenant and contract as set forth in this Agreement. Lessor and Lessee are sometimes referred to in this Agreement as a “Party” or collectively as the “Parties”.

Certain capitalized terms used in this Agreement have the meaning assigned to them in Appendix A attached hereto.

WITNESSETH:

WHEREAS, Lessor and Lessee entered into that certain Second Amended and Restated Master System Lease Agreement dated as of July 1, 2012, as amended (as amended, restated, supplemented or otherwise modified from time to time, the “Second Amended and Restated Lease”), pursuant to which Lessee leases the Leased System from Lessor; and

WHEREAS, Lessor is an indirect subsidiary of InfraREIT Partners, LP, whose general partner (the “REIT”) intends to raise equity capital through an initial public offering (the “REIT IPO”), and, in connection with the REIT IPO, Lessor and Lessee desire to amend the terms of the Second Amended and Restated Lease in certain respects and restate the Second Amended and Restated Lease as so amended;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto hereby amend and restate the terms of the Second Amended and Restated Lease as follows:

ARTICLE I

LEASE

1.1. Lease of System.

(a) Upon the terms and conditions set forth in this Agreement, Lessor hereby grants to Lessee the exclusive right to use and operate the Leased System. Subject to necessary regulatory approvals and the penultimate sentence of this Section 1.1, this Agreement is intended by Lessor and Lessee to be a master lease of the Leased System, as it existed as of December 31, 2009 (the “Original Lease Date”), and as it has been or may continue to be altered or expanded thereafter by Footprint Projects in which Lessor has an interest.

(b) The System shall consist of (x) the original assets leased by Lessor to Lessee as of the Original Lease Date (the “Original Assets”), (y) assets that constitute Footprint Projects, other than any such Footprint Projects funded by Lessee pursuant to Section 10.3, and (z) any components of the System that are repaired or replaced pursuant to Section 6.1. The System shall consist of each of the following components which are owned or leased by Lessor as of the Original Lease Date (or that are described within clause (y) or clause (z) above) and that are located within the area depicted on Exhibit A and Exhibit B:

SYSTEM LEASE AGREEMENT

(i) towers and poles affixed to the land, and all necessary and proper foundations, footings, crossarms and other appliances and fixtures for use in connection with said towers, poles and lines;

(ii) overhead, underground and underwater electrical distribution, transmission and communications lines, together with related ductwork and insulators;

(iii) distribution transformers mounted on towers or poles and/or anchored to concrete pads;

(iv) electric substation and switching facilities, including all associated transformers, circuit breakers, resistors, capacitors, buses, interconnection and switching facilities, control and protection equipment which monitors the System, and the building housing the foregoing items;

(v) all facilities associated with any high-voltage direct current interconnections (“HVDC Ties”), including alternating current (“AC”) / direct current (“DC”) converter stations;

(vi) electric meters affixed to buildings or residences or otherwise required to operate the System;

(vii) real estate assets, including real property, interests in real property or real property rights (as defined in Section 856(c)(5)(B) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and not otherwise included in Sections 1.1(b)(i) – 1.1(b)(vi) above) owned or leased by Lessor;

(viii) all other systems or property owned or leased by Lessor, as identified in the uniform system of accounts for major electric utilities, 18 C.F.R. Part 101, as adopted and amended from time to time by FERC (not otherwise included in Sections 1.1(b)(i) – 1.1(b)(vii) above).

The System will also include, as a Footprint Project, the premises described on Exhibit B along with all leasehold improvements constructed thereon that are funded by Lessor as Footprint Projects pursuant hereto. Notwithstanding anything to the contrary in this Agreement, the parties do not intend or agree to enter into a lease with respect to any Footprint Project or other alteration, expansion or addition to the System (and the Lessee shall not be authorized to use or operate such Footprint Project, alteration, expansion or addition to the System) unless and until such time as the parties first execute a Rent Supplement for the underlying Footprint Project and such Footprint Project is placed in service, and such Rent Supplement together with this Agreement shall be treated as a new lease with respect to such Footprint Project. The parties further agree and acknowledge that a Rent Supplement will be executed with respect to each Footprint Project before such Footprint Project is placed in service, and references in this Agreement to the “System” rely on the assumption that this is the case.

SYSTEM LEASE AGREEMENT

1.2. Exclusive Rights. Throughout the Term of this Agreement, Lessee shall have the exclusive right (i) to operate and use the Leased System for the transmission and distribution of electricity in accordance with applicable rules and regulations of all regulatory agencies having regulatory jurisdiction over the System, including without limitation, the PUCT, as well as applicable rules and regulations of ERCOT, TRE, NERC and other Regulatory Authorities, and (ii) to utilize the Leased System (and the associated easements, rights of way and similar rights) for other opportunities and uses (provided that such other uses do not interfere with the current or future transmission and delivery of electricity), subject to the approval of the Lessor, such approval not to be unreasonably withheld, conditioned or delayed. Throughout the Term of this Agreement, Lessor shall have access to the System at all reasonable times for purposes of inspection and for the purposes of improving, expanding or modernizing the System in accordance with Article X. Except in the case of emergency, prior to Lessor’s access of the System, Lessor will provide written notification to Lessee’s operations personnel.

1.3. Absolute Net Lease. This Agreement is intended by the Parties to be an absolute net lease (and, except as otherwise specified herein, the expenses associated with the lease, servicing, insuring, maintenance, repair and operation of the System shall be for the account of the Lessee, unless expressly stated that such expenses are for the account of Lessor or some other person or entity). Other than as expressly provided herein, (a) Lessee’s obligation to make all payments of Rent as and when the same shall become due and payable in accordance with the terms of this Agreement shall be absolute, irrevocable and unconditional and shall not be affected by any circumstance or subject to any abatement or diminution by set-off, deduction, counterclaim, recoupment, agreement, defense, suspension, deferment, interruption or otherwise, and (b) until such time as all Rent required to be paid has been paid, Lessee shall have no right to terminate this Agreement or to be released, relieved or discharged from its obligation to make, and shall not suspend or discontinue, any payment of Rent for any reason whatsoever.

1.4. Waiver by Lessee. Lessee hereby waives, to the extent permitted by Applicable Law, any and all rights which it may now have or which at any time hereafter may be conferred upon it, by statute or otherwise, to modify, terminate, cancel, quit or surrender this Agreement except in accordance with the express terms hereof.

1.5. Quiet Enjoyment. Lessee shall be entitled to the peaceful and quiet enjoyment of the System, subject to the terms of this Agreement, so long as Lessee is not in default of this Agreement beyond applicable notice and cure periods.

SYSTEM LEASE AGREEMENT

ARTICLE II

TERM OF LEASE

2.1. Term. Subject to the provisions of Section 2.2 of this Agreement, or as otherwise stated herein, this Agreement became effective on the Original Lease Date and shall continue through December 31, 2019 unless otherwise terminated in a manner consistent herewith (the “Initial Term”). Thereafter, this Agreement may be renewed for subsequent terms (each, a “Renewal Term” and, collectively with the Initial Term, the “Term”) by mutual agreement of the Parties; provided, however, that the Rent for any Renewal Term shall be targeted to provide the Lessor with a Comparable Rate of Return on the then-current Rate Base of the System.

2.2. Approvals upon Expiration or Termination

(a) Notwithstanding any provisions to the contrary herein, Lessee shall not surrender, resign, transfer, assign or otherwise cease to be the operator of the System at any time, including upon the termination of this Agreement or at the expiration of the Term, without first acquiring any necessary regulatory approvals from the PUCT or other Regulatory Authorities regarding such surrender, resignation, transfer, assignment or cessation of such operatorship; provided that, in the event of expiration or termination, the Parties shall use commercially reasonable efforts to obtain all necessary regulatory approvals of the transfer of such operatorship as soon as reasonably practicable.

(b) During such extended period of operatorship, Lessee shall continue to operate the System and shall continue to pay all Extended Period Rent; provided, however, that if regulatory approval is not obtained within twelve (12) months of initiation of the approval process and such delay is (a) due to Lessor’s failure to reasonably pursue such approval, then the amounts payable as Rent will be eighty percent (80%) of such amount, or (b) due to Lessee’s failure to reasonably pursue such approval, then the amounts payable as Rent will be one hundred five percent (105%) of such amount.

(c) Upon the expiration of the Term or termination of this Agreement, Lessee shall use commercially reasonable efforts to obtain all necessary regulatory approvals as soon as reasonably practicable from the PUCT or other Regulatory Authorities to transfer or assign the CCNs for the System to Lessor or a third party designated by Lessor and acceptable to the PUCT or other Regulatory Authorities.

2.3. Purchase Option upon Expiration or Termination. Upon the expiration of the Term or termination of this Agreement, Lessor shall have the option to purchase from Lessee any equipment or other property, tangible or intangible, owned by Lessee and principally used in connection with and necessary for the operation of the System (including any Nonseverable Footprint Projects owned by Lessee, if any), subject to any required regulatory approvals. The purchase price for such property or equipment shall be the greater of (i) the net book value thereof plus 10% and (ii) the fair market value thereof as determined by mutual agreement of Lessor and Lessee. If the Parties fail to agree on the amount of the purchase price, the purchase price shall be determined by arbitration pursuant to Section 13.7. In the event Lessor purchases such equipment, Lessee shall have the right to continue to use such equipment for no cost during the period of any extended operations by Lessee under Section 2.2.

SYSTEM LEASE AGREEMENT

ARTICLE III

RENT

3.1. Rent. Lessee will pay to Lessor in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, at Lessor’s address set forth in Section 13.8 hereof or at such other place or to such other Person, as Lessor from time to time may designate in a Notice, all Rent contemplated hereby during the Term on the basis hereinafter set forth. If there is a dispute as to the amount of Rent to be paid by Lessee, either Party may submit the dispute to arbitration pursuant to Section 13.7. However, Lessee shall be required to pay, as and when Rent is due and payable hereunder, the Undisputed Rent until such time as the dispute is resolved by agreement between the Parties or by arbitration pursuant to Section 13.7.

(a) Base Rent: Lessee shall pay to Lessor an amount of base rent equal to the amount set forth on the then effective Rent Supplement, which shall be payable monthly in arrears 45 days after the conclusion of the month. The amount of base rent owed pursuant to this Section 3.1(a) may be supplemented by the Parties from time to time in accordance with Section 3.2. The amount of base rent payable pursuant to this Section 3.1(a), as supplemented from time to time pursuant to Section 3.2, is referred to as “Base Rent.”

(b) Percentage Rent: In addition to the Base Rent set forth above, Lessee covenants and agrees to pay to Lessor, as percentage rent, an annual amount equal to the percent of Gross Revenues during the applicable Lease Year in excess of the Annual Percentage Rent Breakpoint for such Lease Year, all as set forth on the then-effective Rent Supplement. The percentage amounts used for the calculation of percentage rent owed pursuant to this Section 3.1(b) (the “Percentage Rent Percentages”) may be supplemented by the Parties from time to time in accordance with Section 3.2 to account for additions to the System. The percentage rent payable pursuant to this Section 3.1(b), as supplemented from time to time pursuant to Section 3.2, is referred to as “Percentage Rent.”

(c) Percentage Rent Breakpoints: With respect to the Annual Percentage Rent Breakpoint for each Lease Year: (1) the “First Lease Quarter Percentage Rent Breakpoint” shall be 25% of the Annual Percentage Rent Breakpoint for such Lease Year; (2) the “Second Lease Quarter Percentage Rent Breakpoint” shall be 50% of the Annual Percentage Rent Breakpoint for such Lease Year; and (3) the “Third Lease Quarter Percentage Rent Breakpoint” shall be 75% of the Annual Percentage Rent Breakpoint for such Lease Year.

(d) Gross Revenues:

(i) As used in this Agreement, subject to Section 3.1(d)(ii), the “Gross Revenues” of the System shall mean and include all fees, charges and other revenues generated by or otherwise (x) received by or payable to Lessee in connection with or which are the result of the operation of the System (and any assets related to the System owned by Lessee), as set forth in Account Nos. 440, 442, 444, 445, 449, 451, and 456 (but excluding any fees, charges or other revenues set forth in Account No. 555) of the FERC Uniform System of Accounts for electric utilities or such other accounts as may be applicable from time to time in which Lessee records its revenues from operation of the System; (y) received by or payable to Lessee from other opportunities and

SYSTEM LEASE AGREEMENT

uses of the System pursuant to Section 1.2 hereof; or (z) that are insurance proceeds for business income lost from an insured event related to the System Assets; provided that, “Gross Revenues” shall not include (1) any payment received by Lessee as CIAC; (2) any items which are of a pure pass-through nature where such items are charged to and collected from customers of Lessee but which carry regulatory responsibility to remit such collections without offset or deduction to a third party, including, but not limited to, items such as: (A) sales taxes or other charges collected by Lessee on behalf of a taxing authority; (B) fees, charges and other revenues collected by Lessee that can be specifically traced to any regulatory approved costs incurred by Lessee that have been ordered or permitted by the PUCT to be recovered through Lessee’s rates such as system benefit fund, purchase power costs, wheeling charges, Purchase Power Cost Recovery Factor and Transmission Cost Recovery Factor; (C) fees, charges and other revenues collected by Lessee that can be specifically traced to any deferred costs funded by Lessee that have been ordered or permitted by the PUCT to be recovered through a tariff rider; and (D) such other items that Lessor and Lessee agree to in good faith are consistent with the foregoing and should be included prospectively in the list set forth in this clause (2) and in the event the Lessor and Lessee cannot agree on what items should be included on such list after 60 days of negotiating in good faith, then either Lessor or Lessee may submit such matter to arbitration pursuant to Section 13.7 of this Agreement, pursuant to which the Arbitration Panel shall be empowered to determine which such items shall be included on such list, based on submissions by each of the Lessee and the Lessor; and (3) Revenues Attributable to Lessee CapEx. The term “Unadjusted Gross Revenues” means the amount of Gross Revenue, calculated in accordance with this Section 3.1(d)(i), without giving effect to the offset set forth in clause (3), above, related to Revenues Attributable to Lessee CapEx.

(ii) Except as set forth below, all ERCOT Transmission Revenues will be allocated to the System covered by this Agreement based upon the following formula: Multiply (x) total ERCOT Transmission Revenues received by Lessee by (y) a fraction, the numerator of which is the Transmission Net Plant in Service for the System covered by this Agreement and the denominator of which is the total Transmission Net Plant in Service for all regulated electric transmission systems owned by Lessor or an affiliate thereof and operated by Lessee or a subsidiary thereof within ERCOT (the “TCOS Allocation”). As of the Effective Date, all regulated electric transmission systems operated by Lessee or a subsidiary thereof within ERCOT are owned by Lessor or a subsidiary or parent entity thereof. As long as that is the case, Transmission Net Plant in Service and Transmission Gross Plant in service shall be derived exclusively from the financial statements of Lessor and agreed to by Lessee. If Lessee operates any electric transmission systems within ERCOT that are not leased from Lessor or an affiliate thereof, then the Parties will negotiate in good faith an equitable and appropriate mechanism for allocating ERCOT Transmission Revenues based on the Transmission Net Plant in Service of the respective electric transmission systems and in the event the Parties cannot agree on an equitable and appropriate mechanism after 60 days of negotiating in good faith, then either Party may submit such matter to arbitration pursuant to Section 13.7 of this Agreement, pursuant to which the Arbitration Panel shall be empowered to determine such equitable and appropriate mechanism, based on submissions by each of the Lessee and the Lessor. The most recent TCOS Allocation agreed to by Lessor and Lessee will govern the allocation described in this Section 3.1(d)(ii), which TCOS Allocation may be set forth in a Rent Supplement, but will not be required to be included in a Rent Supplement to be effective. Either Party may request a revision to such TCOS Allocation, based on the most recent available monthly balance sheet, no more

SYSTEM LEASE AGREEMENT

frequently than once every sixty (60) days or in connection with any Rent Supplement or Rent Validation executed and delivered by the Parties. If the Parties are unable to agree to an allocation, such matter will be submitted to arbitration pursuant to Section 13.7. “Gross Revenues,” for purposes hereof, will consist of the amount of such ERCOT Transmission Revenues allocated to the System pursuant to this Section 3.1(d)(ii), plus any other amounts, such as distribution revenue, that constitute Gross Revenues pursuant hereto, minus Revenues Attributable to Lessee CapEx.

(iii) The Parties contemplate that there may be Capital Expenditures for assets that are placed in service and that are related and fairly allocable to the System and are classified as Lessee CapEx. Unless the Parties agree otherwise based on appropriate factors at the time of the negotiation, Capital Expenditures that qualify as Lessee CapEx will qualify as Lessee CapEx on the date that the assets developed with such Capital Expenditures are placed in service. In such a case, Revenues Attributable to Lessee CapEx shall be determined and such portion shall be excluded from Unadjusted Gross Revenues. For these purposes, Revenues Attributable to Lessee CapEx shall be targeted to equal that portion of the Unadjusted Gross Revenues collected by Lessee which equals the amount needed to provide Lessee with the equivalent of a Comparable Rate of Return on any such Lessee CapEx (except that, in determining such Comparable Rate of Return, the Parties will not consider Lessee’s creditworthiness and there will be no Agreed-to-Discount). It is understood and agreed that such determinations of the Revenues Attributable to Lessee CapEx are intended to provide an accurate and reasonably administrable means of ensuring that the Lessee (and not the Lessor) will receive a Comparable Rate of Return attributable to the capital invested by Lessee in the Lessee CapEx. The Revenues Attributable to Lessee CapEx shall be determined solely to provide a Comparable Rate of Return on such Lessee CapEx and shall not be determined with reference to, or with any intention to true up, the effect of any difference between the initially anticipated and the actual return of or on prior Lessee CapEx. The Parties understand that there may be Capital Expenditures that relate to both the System and to other transmission and/or distribution systems owned or operated by Lessee or an affiliate thereof, and, in such circumstance, the Parties will negotiate in good faith to determine the portion of such Capital Expenditures that constitute Lessee CapEx hereunder and in the event the Parties cannot determine such portion after 60 days of negotiating in good faith, then either Party may submit such matter to arbitration pursuant to Section 13.7 of this Agreement, pursuant to which the Arbitration Panel shall be empowered to determine such portion of Capital Expenditures that constitute Lessee CapEx hereunder, based on submissions by each of the Lessee and the Lessor. Lessee agrees to provide Lessor with sufficient information regarding Lessee CapEx so that Lessor can monitor amounts actually spent on Lessee CapEx. If Lessee expects there will be any Lessee CapEx, Lessee may request, no more frequently than annually, that the Parties determine the Revenues Attributable to Lessee CapEx which relate to such Lessee CapEx for each subsequent Lease Year. Lessee will use reasonable efforts to make such request coincide with a Rent Supplement pursuant to Section 3.2(a). Each supplement and related determination of Revenues Attributable to Lessee CapEx for any Lease Year which is specified in this Section 3.1(d)(iii) shall be memorialized in the manner specified in Section 3.2(b).

(e) Payment of Percentage Rent: Percentage Rent shall be paid by Lessee to Lessor not later than the date forty-five (45) days after the end of each Lease Quarter as herein provided. Lessee shall record Gross Revenues in order to provide an audit trail for the Gross Revenues.

SYSTEM LEASE AGREEMENT

Lessee shall deliver a written statement to Lessor, accompanied by a CFO Certificate, within forty-five (45) days after the end of each Lease Quarter, stating (1) the Gross Revenues for that Lease Quarter, (2) the cumulative total through the end of that Lease Quarter of Gross Revenues for such Lease Year, (3) the Percentage Rent Breakpoint (the First Lease Quarter Percentage Rent Breakpoint, the Second Lease Quarter Percentage Rent Breakpoint, the Third Lease Quarter Percentage Rent Breakpoint or the Annual Percentage Rent Breakpoint for such Lease Year, as applicable), utilized by Lessee and applicable to Lessee’s calculation of Percentage Rent through the end of that Lease Quarter, and (4) the cumulative total of any Percentage Rent then due and the cumulative total of any Percentage Rent previously paid with respect to any prior Lease Quarter(s) within such Lease Year. If such CFO Certificate indicates that any Percentage Rent is due for such Lease Quarter (or such Lease Year, as applicable), based upon the cumulative total of Gross Revenues through the end of such Lease Quarter and the applicable Percentage Rent Breakpoint reflected in such statement, then Lessee shall pay and deliver any Percentage Rent then due with the statement and CFO Certificate for such Lease Quarter (or such Lease Year, as applicable). With respect to the final Percentage Rent calculation for any Lease Year, Lessee shall receive a credit for any Percentage Rent previously paid with respect to such Lease Year. If the Percentage Rent payments previously made by Lessee to Lessor for the first three Lease Quarters of a Lease Year, on a cumulative basis, exceed the annual amount of Percentage Rent payable by Lessee to Lessor for such Lease Year, then Lessee shall receive a credit for such excess amount against the next Percentage Rent payment(s) becoming due and payable by Lessee to Lessor under this Agreement. All statements deliverable by Lessee to Lessor under this Agreement shall be delivered to the place where rent is then payable, or to such other place or places as Lessor may from time to time direct by written notice to Lessee.

3.2. Rent Supplements.

(a) The Parties have executed a Rent Supplement with respect to the Rent in effect as of the Effective Date. This Section 3.2(a) will not require any amendment to Rent unless the Parties expect Incremental CapEx and the Parties have not previously entered into a Rent Supplement with respect to such Incremental CapEx. If the Parties expect that, during any Lease Year there will be Incremental CapEx, then the Parties will negotiate in good faith to supplement Rent and other matters in accordance with this Section 3.2. In connection therewith, the Parties will negotiate the pre-tax rate of return that Lessor should earn on such Incremental CapEx, which will be based generally on an agreed-to discount from the rate of return that public utility companies generally earn in the State of Texas at the time of such Rent Supplement negotiation, adjusted in the manner agreed to by the Parties (if justified) to take into account the creditworthiness of Lessee at the time of such Rent Supplement negotiation (the “Agreed-to-Discount”). Such discount will be based on the comparable discount the parties negotiated and agreed to on or around the Original Lease Date, as modified to take into account appropriate factors at the time of such Rent Supplement negotiation. Such pre-tax rate of return, as determined in accordance with this paragraph, is referred to as a “Comparable Rate of Return.” The following will apply to the determination of the matters set forth on the Rent Supplement:

(i) The Parties will supplement Base Rent and Percentage Rent in a manner intended to provide a Comparable Rate of Return for Lessor on its Incremental CapEx. Such Comparable Rate of Return will be achieved by a split between Base Rent and Percentage Rent in the proportions requested by Lessor and agreed to by Lessee.

SYSTEM LEASE AGREEMENT

(ii) Unless the Parties agree otherwise based on appropriate factors at the time of the negotiation, Capital Expenditures will qualify as Incremental CapEx on the date such Capital Expenditures are placed in service, which differentiates these Capital Expenditures from the Capital Expenditures included in CapEx Budgets pursuant to Article X, which are measured under this Agreement based on the date the related Capital Expenditures are incurred.

(iii) Notwithstanding anything herein to the contrary, such supplement shall be determined solely to provide a Comparable Rate of Return on such Incremental CapEx and shall not be determined with reference to, or with any intention to true up, the effect of any difference between the initially anticipated and the actual return of or on, or the Base Rent or Percentage Rent payable with respect to, the System as in place prior to the additions resulting from such Incremental CapEx.

(iv) Base Rent shall at all times be at least equal to the aggregate amount of scheduled principal and interest due and payable by Lessor for such period with respect to indebtedness incurred by Lessor in connection with the acquisition of the Original Assets and all indebtedness incurred by Lessor in connection with its funding of any Footprint Projects.

(v) For clarity, in no event will this Section 3.2 require a reduction in Rent if there is no Incremental CapEx.

(b) The Parties will memorialize the results of all Incremental CapEx supplements and Lessee CapEx supplement negotiations by executing and delivering a Rent Supplement, which will set forth the amount of contemplated Incremental CapEx, new Base Rent, a new Percentage Rent Schedule, new Revenues Attributable to Lessee CapEx, Lessee CapEx, new Accumulated Deficit, new TCOS Allocation (if applicable), the effective date on which such changes will occur and the term of such Rent Supplement (if applicable). In no event will any new Base Rent or new Percentage Rent be payable, or any Revenues Attributable to Lessee CapEx be taken into account as a reduction to Unadjusted Gross Revenues, before the assets funded by the related Incremental CapEx or Lessee CapEx are placed in service. The Rent Supplement may also include the projected in-service date of the Incremental CapEx or Lessee CapEx to which the Rent Supplement applies. Upon execution and delivery of any such Rent Supplement, this Agreement will be deemed amended thereby. The Rent Supplement shall have the term set forth therein, not to extend past the then-current Term of this Agreement. At the end of the term of each Rent Supplement, the Parties shall negotiate a new Rent Supplement for the Lessee CapEx and Incremental CapEx covered by such prior Rent Supplement using the Comparable Rate of Return methodology set forth in Sections 3.1(d)(iii) and 3.2(a). Notwithstanding the foregoing, the Percentage Rent Percentages and Annual Percentage Rent Breakpoints reflected on such new Rent Supplement with respect to the Rate Base covered by such prior Rent Supplement shall be as set forth on the Percentage Rent Schedule of such prior Rent Supplement. If necessary, Exhibit A will be supplemented to reflect new assets funded by Incremental CapEx.

SYSTEM LEASE AGREEMENT

(c) If following a Rent Supplement there is a difference in (i) the amount of actual Incremental CapEx compared to the amount contemplated by the then-effective Rent Supplement, (ii) the amount of actual Lessee CapEx compared to the amount contemplated by the then-effective Rent Supplement, or (iii) the placed-in-service date of such Incremental CapEx or Lessee CapEx compared to what was contemplated at the time of the then-effective Rent Supplement, then, at any time within two years of the date the Parties agree to a Rent Supplement, either Party may request a Rent Validation. If there has been such a difference, the Parties will supplement Incremental CapEx, Base Rent, Percentage Rent Percentages, Annual Percentage Rent Breakpoints, Revenues Attributable to Lessee CapEx, Lessee CapEx and/or Accumulated Deficit, as applicable, to what they would have been, at the time of the Rent Supplement, to reflect (1) the amount of actual Incremental CapEx and Lessee CapEx and/or (2) the actual dates such Incremental CapEx and/or Lessee CapEx was placed in service, but keeping fixed all other relevant assumptions and inputs, including the Comparable Rate of Return. For the avoidance of doubt, in no circumstance will a Rent Validation occur to account for any difference between the initially anticipated and the actual return of or on the Incremental CapEx and/or Lessee CapEx, and no such difference will be taken in to account as part of such Rent Validation. The Parties also will negotiate in good faith to determine (A) whether one Party should make a lump sum payment to the other Party as a result of excess or deficient Rent Lessee paid, prior to the date of the effective date of the Rent Validation, in connection with the Rent Supplement, given any negotiated supplement, and, (B) if applicable, the amount of any such lump sum payment. The Parties will memorialize the result of any Rent Validation negotiation by executing and delivering a revised Rent Supplement, which will set forth revised expected Incremental CapEx, Lessee CapEx, Base Rent, Percentage Rent Percentages, Annual Percentage Rent Breakpoints, Revenues Attributable to Lessee CapEx and/or Accumulated Deficit, as applicable, the effective date on which such changes will occur and, if applicable, the amount of the lump sum payment that one Party must make to the other Party (which payment must be made within 30 days of the execution and delivery of such revised Rent Supplement). Any lump sum payments received by Lessor under this Section 3.2(c) shall be treated as Rent by the Parties. Upon execution and delivery of any such revised Rent Supplement, this Agreement will be deemed amended thereby. The Parties will reasonably cooperate to minimize the number of Rent Validations, and prospective Rent Supplements and Rent Validations may be combined into one revised, amended and restated Rent Supplement.

(d) In connection with the foregoing provisions of this Section 3.2, Lessor and Lessee shall use good faith efforts to agree to a Rent Supplement, renewal of a Rent Supplement or Rent Validation, as applicable, within 60 days of a request therefor by either Party. If, by the end of such 60 day period, Lessee and Lessor cannot in good faith agree to the terms of a Rent Supplement, renewal of a Rent Supplement or Rent Validation, such dispute shall be submitted to arbitration in accordance with Section 13.7 of this Agreement, pursuant to which the Arbitration Panel shall be empowered to determine the terms of such Rent Supplement, renewal of a Rent Supplement or Rent Validation (including any lump sum payment amount), based on submissions by each of the Lessee and the Lessor.

3.3. Confirmation of Percentage Rent.

(a) In the event that Lessee determines that the Percentage Rent paid with respect to any Lease Year exceeded the amount of Percentage Rent actually due for such Lease Year (such overage being the “Excess Percentage Rent”), Lessee shall promptly notify Lessor of such fact and shall deliver a new CFO Certificate (the “Revised Certificate”) setting forth the corrected

SYSTEM LEASE AGREEMENT

calculations of the Percentage Rent due for such Lease Year and identifying the amount of the Excess Percentage Rent. Upon Lessor’s reasonable verification of the information set forth in the Revised Certificate, Lessor shall refund to Lessee the Excess Percentage Rent. Notwithstanding anything to the contrary contained herein, in no event shall Lessor have any obligation under this Section 3.3(a) to refund any Excess Percentage Rent if Lessor has not received the Revised Certificate by March 31 of the year following the Lease Year for which the Excess Percentage Rent was paid.

(b) Lessee shall utilize, or cause to be utilized, an accounting system for the System in accordance with the FERC Uniform System of Accounts for electric utilities, that will accurately record all data necessary to compute Percentage Rent, and Lessee shall retain and shall allow Lessor and its representatives to have reasonable access to, for at least five (5) years after the expiration of each Lease Year, reasonably adequate records conforming to such accounting system showing all data necessary to conduct Lessor’s Audit and to compute Percentage Rent for the applicable Lease Years and to otherwise file or defend tax returns and reports to any Regulatory Authority.

(c) Lessor shall have the right from time to time to cause its accountants or representatives to conduct an inspection, examination and/or audit (a “Lessor’s Audit”) of all of Lessee’s records, including supporting data, sales and excise tax returns and the records described in Section 3.3(b), reasonably required to complete such Lessor’s Audit and to verify Percentage Rent, subject to any prohibitions or limitations on disclosure of any such data under applicable laws, regulations and governmental requirements. If any Lessor’s Audit discloses a deficiency in the payment of Percentage Rent, and either Lessee agrees with the result of Lessor’s Audit or the matter is otherwise determined or compromised, Lessee shall forthwith pay to Lessor the amount of the deficiency, as finally agreed or determined, together with interest at the Overdue Rate from the date when said payment should have been made to the date of payment thereof. In addition to the amounts described above in this Section 3.3(c), if any Lessor’s Audit discloses a deficiency in the payment of Percentage Rent which, as finally agreed or determined, exceeds 3% of the amount paid, Lessee shall pay the costs of Lessor’s Audit. In no event shall Lessor undertake a Lessor’s Audit after March 31 of the second year following the Lease Year for which such audit is requested.

(d) Any proprietary information obtained by Lessor pursuant to the provisions of this Section 3.3 shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any litigation or arbitration between the Parties and except further that Lessor may disclose such information to lenders and investors, including prospective lenders or investors and to any other persons to whom disclosure is necessary or appropriate to comply with applicable laws, regulations and governmental requirements and to comply with any reporting requirements applicable to Lessor or Lessee under any applicable securities laws or regulations or any listing requirements of any applicable securities exchange.

(e) The obligations of Lessee and Lessor contained in this Section 3.3 shall survive the expiration or earlier termination of this Agreement. Any dispute as to the existence or amount of any deficiency in the payment of Percentage Rent as disclosed by Lessor’s Audit shall, if not otherwise settled by the Parties, be submitted to arbitration pursuant to the provisions of Section 13.7.

SYSTEM LEASE AGREEMENT

3.4. Additional Rent. In addition to Base Rent and Percentage Rent, Lessee also will pay and discharge as and when due and payable all other amounts, liabilities, obligations and impositions that Lessee assumes or agrees to pay under this Agreement, including without limitation, the expenses described in Section 1.3 and any reimbursement for such amounts and other damages to Lessor in the event that Lessor pays such expenses or performs such obligations on behalf of Lessee (collectively, “Additional Rent”).

3.5. No Set Off. Rent shall be paid to Lessor without set off, deduction or counterclaim; provided, however, that Lessee shall have the right to assert any claim or counterclaim in a separate action brought by Lessee under this Agreement or to assert any mandatory counterclaim in any action brought by Lessor under this Agreement.

3.6. Late Payment Penalty. If Lessee fails to make any payment of Rent to Lessor within five (5) days after it is due, interest shall accrue on the overdue amount, from the date overdue until the date paid, at the Overdue Rate.

3.7. Credit Support. If Lessor has reasonable grounds for insecurity regarding the performance of Lessee’s obligations hereunder, Lessor may require Lessee to provide credit support in the amount, form and for the term reasonably acceptable to Lessor, including but not limited to, a letter of credit, a prepayment, or a guaranty.

3.8. Other Revenue. If Lessee receives or expects to receive any fees, charges or Other Revenues and other than de minimis amounts not to exceed $100,000 in any calendar year, then, unless Lessee reasonably believes that such Other Revenue will not operate to reduce Lessee’s tariff within the State of Texas, Lessee and Lessor will negotiate in good faith to amend this Agreement or a similar lease to characterize the portion of such Other Revenue which Lessor reasonably expects will operate to reduce Lessee’s tariff within the State of Texas as Unadjusted Gross Revenue hereunder or under such other similar lease. In the event the Lessee and Lessor cannot agree on the terms of such amendment of this Agreement or of a similar lease after 60 days of negotiating in good faith, then either the Lessee or the Lessor may submit such matters to arbitration pursuant to Section 13.7 of this Agreement, pursuant to which the Arbitration Panel shall be empowered to characterize the portion of such Other Revenue which Lessor reasonably expects will operate to reduce Lessee’s tariff within the State of Texas as Unadjusted Gross Revenue hereunder or under such other similar lease, based on submissions by each of the Lessee and the Lessor.

ARTICLE IV

LESSEE’S REPRESENTATIONS, WARRANTIES AND COVENANTS

Lessee hereby represents, warrants and covenants to Lessor that:

4.1. Maintenance, Operation and Repair of the System.

(a) Lessee, at its own cost and expense, shall maintain (including both scheduled and unscheduled maintenance), operate, repair and make all modifications (other than Footprint Projects) to the System and any components thereof (whether owned by Lessor or Lessee), including directing all operations of and supplying all personnel necessary for the operation of the System, in each case, as reasonable and prudent and consistent with Good Utility Practice

SYSTEM LEASE AGREEMENT

and as required by Applicable Law. Lessee shall carry out all obligations under this Agreement as reasonable and prudent and consistent with Good Utility Practice and in accordance with manufacturers’ warranty requirements (during any applicable warranty period) and the Lessee’s established operating procedures and maintenance, rebuild and repair programs so as to keep the System in good working order, ordinary wear and tear excepted, and in such condition as shall comply in all material respects with all Applicable Laws. Lessee will operate the System in a reliable and safe manner in compliance with all applicable requirements and regulations of Regulatory Authorities. Lessee will not operate the System or any component thereof in any manner excluded from coverage by any insurance in effect as required by the terms hereof.

(b) If inspections of the System by Lessor show that the System does not meet industry standards or Good Utility Practice for maintenance and repair and/or fails to meet the requirements of any Applicable Law, Lessee shall promptly, but in any event within thirty (30) days after such initial notification, (i) develop a plan for Lessor’s review by which the System can be modified to comply with the standards, and (ii) complete any and all such modifications consistent with all applicable reliability and safety standards established by regulations, orders or requirements of Regulatory Authorities.

4.2. Licenses and Permits. Lessee shall obtain and maintain any and all licenses, permits and other governmental and third-party consents and approvals required by Applicable Law in order to carry out its obligations under this Agreement.

4.3. Property Taxes, and other Assessments and Fees. Lessee shall bear and timely pay all ad valorem or property taxes, sales and use taxes, or other assessments, governmental charges or fees that shall or may during the Term be imposed on, or arise in connection with, the repair, maintenance or operation of the System (including all Footprint Projects as described and provided for in Section 10.1 of this Agreement) (“Lessee Taxes”); provided that Lessee shall not be obligated to pay any net income taxes imposed upon Lessor or any sales and use taxes which arise in connection with Lessor’s acquisition of Footprint Projects (“Lessor Taxes”). Upon the written request by Lessor, Lessee shall provide Lessor with evidence of the payment of any such Lessee Taxes, the failure of which to be paid would cause the imposition of a Lien upon the System or any component thereof or interest therein. Lessee shall assume full responsibility for preparing and furnishing to Lessor for execution all filings with any governmental authority of or in the state and/or locality in which the System is located in respect of any and all taxes; except that, where required or permitted by Applicable Law, Lessee shall make such filings on behalf of Lessor in the name of Lessor or in Lessee’s own name. In each case in which Lessee furnishes a tax return or any other form to be executed by Lessor for filing with or delivery to any taxing authority, Lessee shall certify to Lessor that such document is in the proper form, is required to be filed under Applicable Law and does not impose any tax or other liability on Lessor or any of its affiliates which is not indemnified by Lessee. Lessee shall be permitted to contest, in its own name when permitted by law but otherwise on behalf of Lessor, in good faith and upon consultation with Lessor, any taxes it is obligated to pay hereunder.

4.4. Requirements of Governmental Agencies and Regulatory Authorities. Lessee, at its expense, shall comply with all Applicable Laws, including without limitation all requirements of the Regulatory Authorities. Lessee shall have the right, in its reasonable discretion and at its cost and expense, to contest by appropriate legal proceedings, the validity or applicability to the

SYSTEM LEASE AGREEMENT

System of any Applicable Law made or issued by any federal, state, county, local or other governmental agency or entity. Any such contest or proceeding shall be controlled and directed by Lessee. Notwithstanding the foregoing, Lessee shall provide Lessor written notice of the commencement and, at reasonable intervals after commencement, the progress of any such legal proceedings.

4.5. Liens. Lessee shall keep the System free and clear of all Liens other than Permitted Liens; provided, however, that if Lessee wishes to contest any such Lien (other than a Permitted Lien), Lessee shall, promptly, and in any event within thirty (30) days after it receives notice of the filing of such Lien, remove or bond over such lien from the System pursuant to Applicable Law. If Lessee fails to promptly remove or bond over any such Lien, Lessor may, after providing notice to Lessee, take reasonable action to satisfy, defend, settle or otherwise remove the Lien at Lessee’s expense.

4.6. Hazardous Materials.

(a) Lessee shall operate and maintain the System and conduct all of its other activities in respect thereof in compliance in all material respects with any Applicable Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Material. Lessee shall promptly notify Lessor of any such violation and, to the extent Lessee becomes aware of any environmental, health, safety or security matter that requires a corrective action, Lessee shall, in consultation with Lessor, undertake and complete such corrective action. Lessee shall have the obligation to report any such violations to the appropriate Regulatory Authorities in accordance with Applicable Law and, if practicable, shall give notice thereof to Lessor prior to making such report.

(b) Without limiting the generality of the foregoing, Lessee shall not (i) place or locate any underground tanks on the property underlying the System, (ii) generate, manufacture, transport, produce, use, treat, store, release, dispose of or otherwise deposit Hazardous Materials in or on the System, the property underlying the System or any portion thereof other than as permitted by Applicable Laws that govern the same or are applicable thereto, (iii) permit any other substances, materials or conditions in, on or emanating from the System, the property underlying the System or any portion thereof which may support a claim or cause of action under any Applicable Law or (iv) undertake any action that would reasonably be expected to cause an unauthorized release of Hazardous Materials at the property underlying the System.

(c) Lessee shall periodically, at intervals determined in its reasonable discretion in accordance with Good Utility Practice or as required by Applicable Law, at Lessee’s sole expense, conduct inspections of all components of the System to ensure compliance with Applicable Laws and with this Section 4.6, and shall promptly notify Lessor of the results of any such inspections. Lessor may, at Lessor’s expense, conduct its own testing at times determined in its reasonable discretion, and after reasonable consultation with Lessee, to ensure Lessee’s compliance with Applicable Laws and with this Section 4.6, provided, however, that Lessor agrees to indemnify Lessee, in accordance with Section 12.2, from and against any and all Claims arising from such testing.

SYSTEM LEASE AGREEMENT

4.7. Indebtedness. Lessee shall not incur Indebtedness other than: (i) Indebtedness in an aggregate principal amount of up to the greater of (A) $5,000,000 and (B) an amount equal to one percent (1%) of the sum of, without duplication, (x) the total amount of the Consolidated Net Plant of Lessee, plus (y) the total amount of the Consolidated Net Plant of any guarantor(s) of Lessee’s obligations under any Lease to which Lessee is a party as a lessee, plus (z) the total amount of Leased Consolidated Net Plant of Lessee, in each case on a senior secured basis, (ii) Indebtedness in an aggregate principal amount of up to the greater of (A) $10,000,000 and (B) an amount equal to one-and-a-half percent (1.5%) of the sum of, without duplication, (x) the total amount of the Consolidated Net Plant of Lessee, plus (y) the total amount of the Consolidated Net Plant of any guarantor(s) of Lessee’s obligations under any Lease to which Lessee is a party as a lessee, plus (z) the total amount of Leased Consolidated Net Plant of Lessee, in each case on an unsecured subordinated basis on terms substantially similar to the terms set forth on Exhibit C and (iii) loans, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding, made by InfraREIT Partners, LP or a subsidiary thereof to Lessee from time to time for the purpose of financing capital expenditures. For purposes of clauses (i) and (ii) of the preceding sentence, any Consolidated Qualified Lessees of Lessee will be treated as Lessee. In addition to the foregoing, any of Lessee’s subsidiaries may incur Indebtedness in an aggregate principal amount of up to the product of (x) Lessee’s aggregate Consolidated Net Plant multiplied by (y) the lesser of (A) the sum of Lessee’s then-current PUCT-regulated debt-to-equity ratio (expressed as a percentage) and five percent (5%) or (B) sixty-five percent (65%); provided, however, that such Indebtedness must be Non-Recourse Debt to Lessee. For purposes of this Section 4.7, Lessee’s Consolidated Net Plant will be derived from its most recently prepared consolidated balance sheet, prepared in accordance with GAAP but adjusted to reverse the effects of failed sale-leaseback accounting in a manner reasonably determined by Lessee in good faith. Without limiting the amount of Indebtedness permitted by the foregoing, Lessee may also incur Indebtedness (x) in the form of a pledge of equity interests in a subsidiary of Lessee as security for Non-Recourse Debt of such subsidiary and (y) in amounts otherwise permitted under the Debt Agreements.

4.8. Records. In addition to the records referred to in Section 3.3, Lessee shall maintain proper books of record and account in conformity with GAAP and all applicable Regulatory Authorities and each other governmental agency or authority having legal or regulatory jurisdiction over Lessee. Additionally, Lessee shall maintain or cause to be maintained all logs, drawings, manuals, specifications and data and inspection, modification and maintenance records and other materials required to be maintained in respect of the System by Applicable Laws or by prudent and Good Utility Practice. Lessee shall allow Lessor and its representatives to have reasonable access to, for at least five (5) years after the expiration of each Lease Year, the records referred to in this Section 4.8.

4.9. Surrender. Upon expiration or earlier termination of this Agreement in accordance with its terms (but subject to Section 2.2 and the requirements of all Applicable Laws), and in a manner calculated to avoid any disruption of electrical service, Lessee shall vacate and surrender possession of all components of the System (other than in respect of Footprint Projects funded by Lessee as described in Section 10.5(a)) to Lessor, or to such other person or entity as Lessor may direct. At the time of such surrender, the System shall be free and clear of Liens and other rights of third parties (other than Permitted Liens), and shall be in the same condition as on the Original Lease Date, ordinary wear and tear and subsequent Footprint

SYSTEM LEASE AGREEMENT

Projects excepted. Lessee shall deliver or cause to be delivered to Lessor, or to such other person or entity as Lessor may direct, copies of all title documents, logs, drawings, manuals, specifications and data and inspection, modification and maintenance records, billing records, reports and other documents in respect of the System which are necessary to determine the condition of the System or for the continued maintenance, repair or general operation of the System and are in Lessee’s possession at such time. In connection with the surrender of the System, Lessor shall pay to Lessee the aggregate purchase price for any Footprint Projects, equipment or other property purchased by Lessor in accordance with Section 2.3 or Section 10.5(b).

4.10. Cooperation; Transition Services.

(a) During the period after notice of termination and prior to the termination of the Agreement, with reasonable notice, Lessee will cooperate in all reasonable respects with the efforts of Lessor to sell or lease the System (or any component thereof) or any interest therein, including, without limitation, permitting prospective purchasers or lessees to fully inspect the System and any logs, drawings, manuals, specifications, data and maintenance records relating thereto; provided, that such cooperation shall not unreasonably interfere with the normal operation of the System or cause Lessee to incur any additional expenses other than as specifically provided herein. All information obtained in connection with such inspection shall be subject to confidentiality requirements at least as restrictive as those contained in Section 13.3.

(b) Upon expiration or termination of this Agreement, Lessee shall continue to lease and operate the System pursuant to the terms of Section 2.2, if required thereunder. During such period Lessee shall perform all duties and retain all obligations under Article IV in all respects, as if the Agreement had not expired or been terminated.

4.11. Lessee’s Authority. Lessee has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Lessee has taken all action necessary to execute and deliver this Agreement and to perform its obligations hereunder, and no other action or proceeding on the part of Lessee is necessary to authorize this Agreement. This Agreement constitutes the legally valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights generally and equitable principles.

4.12. Litigation. If Lessee becomes aware of any actions, claims or other legal or administrative proceedings that are pending, threatened or anticipated with respect to, or which could materially and adversely affect, the System, Lessee shall promptly deliver notice thereof to Lessor.

4.13. Financing. Lessee acknowledges that Lessor has advised Lessee that Lessor has obtained financing secured by, among other things, the System and this Agreement. In connection with such financing, Lessor made certain representations, warranties and covenants set forth in that certain (i) Amended and Restated Note Purchase Agreement entered into by Lessor and dated as of September 14, 2010 (as amended, restated, supplemented or otherwise

SYSTEM LEASE AGREEMENT

modified from time to time, the “2009 Note Purchase Agreement”), a copy of which has been provided to and reviewed by Lessee, (ii) Amended and Restated Note Purchase Agreement entered into by Lessor and dated as of July 13, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “2010 Note Purchase Agreement” and, together with the 2009 Note Purchase Agreement, the “Note Purchase Agreements”), a copy of which has been provided to and reviewed by Lessee and (iii) Second Amended and Restated Credit Agreement entered into by Lessor and dated as of June 28, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement” and, together with the Note Purchase Agreements, the “Debt Agreements”), a copy of which has been provided to and reviewed by Lessee.

Lessee hereby covenants and agrees with Lessor that, during the term of the 2009 Note Purchase Agreement, Lessee will comply with the covenants set forth in Sections 9.08 (Material Project Documents) (to the extent that Lessee is a party to any Material Project Documents, as defined in the 2009 Note Purchase Agreement), 10.04 (Terrorism Sanctions Regulations), 10.10 (Sale of Assets, Etc.), 10.11 (Sale or Discount of Receivables), 10.12 (Amendments to Organizational Documents), 10.16 (Project Documents) and 10.17 (Regulation) of the 2009 Note Purchase Agreement.

Lessee hereby covenants and agrees with Lessor that, during the term of the 2010 Note Purchase Agreement, Lessee will comply with the covenants set forth in Sections 9.8 (Material Project Documents) (to the extent that Lessee is a party to any Material Project Documents, as defined in the 2010 Note Purchase Agreement), 10.4 (Terrorism Sanctions Regulations), 10.10 (Sale of Assets, Etc.), 10.11 (Sale or Discount of Receivables), 10.12 (Amendments to Organizational Documents), 10.16 (Project Documents) and 10.17 (Regulation) of the 2010 Note Purchase Agreement.

Lessee hereby agrees with Lessor that, to the extent not otherwise covered by the terms of this Agreement, (i) Lessee hereby makes the same representations and warranties to Lessor as Lessor makes to the Lender (as defined in the Credit Agreement) in Sections 6.3 (Disclosure), 6.5 (Financial Condition; Financial Instruments), 6.6 (Compliance with Laws, Other Instruments, Etc.), 6.7 (Governmental Authorizations, Etc.), 6.8 (Litigation; Observance of Agreements, Statutes and Orders), 6.9 (Taxes), 6.10 (Title to Property; Leases), 6.11 (Insurance), 6.12 (Licenses, Permits, Etc.; Material Project Documents), 6.16 (Foreign Assets and Control Regulations, Etc.), 6.17 (Status under Certain Statutes), 6.18 (Environmental Matters), 6.19 (Force Majeure Events; Employees) and 6.20 (Collateral) of the Credit Agreement (or equivalent provisions), to the extent that such representations and warranties relate to (x) Lessee, whether in its capacity as Lessee or otherwise, including, without limitation, Lessee’s status or operations as a public utility, or (y) Lessee’s ownership of the System on or before the date hereof, and (ii) Lessee hereby covenants and agrees with Lessor that, during the term of the Credit Agreement, Lessee will comply with the covenants set forth in Sections 7.10 (Material Project Documents) (to the extent that Lessee is a party to any Material Project Documents, as defined in the Credit Agreement), 8.4 (Terrorism Sanctions Regulations), 8.10 (Sale of Assets, Etc.), 8.11 (Sale or Discount of Receivables), 8.12 (Amendments to Organizational Documents), 8.16 (Material Projects Documents) and 8.17 (Regulation) of the Credit Agreement (or equivalent provisions).

SYSTEM LEASE AGREEMENT

Lessee may not lease, or agree or otherwise commit to lease, any transmission or distribution facilities other than pursuant to a Lease. Further, Lessee shall not permit Persons other than Hunt Family Members to acquire any interest in the Lessee, directly or indirectly, in a manner that would result in a Change in Control of Lessee. The Parties agree to amend, alter or supplement this Section 4.13 from time to time to give effect to the obligations under Lessor’s then-current credit arrangements.

ARTICLE V

LESSOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS

Lessor hereby represents, warrants and covenants as follow:

5.1. Lessor’s Authority. Lessor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Lessor has taken all action necessary to execute and deliver this Agreement and to perform its obligations hereunder, and no other action or proceeding on the part of Lessor is necessary to authorize this Agreement. This Agreement constitutes the legally valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting the enforcement of creditors’ rights generally and equitable principles.

5.2. Liens and Tenants. Lessor represents that Lessor has good and valid title to the System, there are no unrecorded liens, encumbrances, leases, mortgages, deeds of trust (except as disclosed to Lessee in writing or as arise by operation of law), or other exceptions (collectively, “Liens”) arising as a result of any acts or omissions to act of Lessor by, through or under Lessor to Lessor’s right, title or interest in the System other than any such of the foregoing that does not materially impair the Lessee’s use of the System, and, to Lessor’s knowledge, there exist no rights or interests of any third party relating to the System that are not contemplated herein. Except for Permitted Liens or as may be disclosed in the applicable real property records in the State of Texas, or as disclosed by Lessor in writing to Lessee, Lessor represents that there are no mortgages, deeds of trust, or similar liens or security interests encumbering all or any portion of the System. Lessor shall fully cooperate and assist Lessee, at no out-of-pocket expense to Lessor, in obtaining a subordination and non-disturbance agreement from each party that holds a Lien that might reasonably be expected to interfere in any material respect with Lessee’s rights under this Agreement. Notwithstanding the foregoing, Lessor and its affiliates shall have the right to incur Permitted Liens encumbering the System or any component thereof solely for the benefit of Lessor in connection with any existing or future financing or refinancing pursuant to which the System (or any component thereof) is pledged as collateral and Lessee agrees to enter into such acknowledgments and agreements in respect thereof with the lenders, or a trustee or agent for the lenders as the Lessor may reasonably request.

5.3. Condition of Assets. Lessor has not taken any action or failed to take any action that would cause the System not to be in good operating condition and repair, ordinary wear and tear excepted, or adequate for the uses to which it is being put.

SYSTEM LEASE AGREEMENT

5.4. Requirements of Governmental Agencies. Lessor shall assist and fully cooperate with Lessee, in complying with or obtaining any material land use permits and approvals, building permits, environmental impact reviews or any other approvals reasonably required for the maintenance or operation of the System, including execution of applications for such approvals, and including participating in any appeals or regulatory proceedings respecting the System at Lessee’s cost and expense, if requested by Lessee.

5.5. Hazardous Materials. Lessor shall conduct its activities in respect of the System in compliance in all material respects with applicable Environmental Laws.

5.6. Litigation. If Lessor becomes aware of any actions, claims or other legal or administrative proceedings that are pending, threatened or anticipated with respect to, or which could materially and adversely affect, the System, Lessor shall promptly deliver notice thereof to Lessee.

5.7. Limitation. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE V, LESSOR (A) MAKES NO AND EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO THE SYSTEM OR ANY PORTION THEREOF, (II) ANY ESTIMATES OF THE VALUE OF THE SYSTEM OR FUTURE REVENUES THAT MIGHT BE GENERATED BY THE SYSTEM, (III) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE SYSTEM, (IV) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OR (V) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO LESSEE OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (B) FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY PORTION OF THE SYSTEM, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT THE SYSTEM IS BEING LEASED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT LESSEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS LESSEE DEEMS APPROPRIATE.

ARTICLE VI

LOSS AND DAMAGE; INSURANCE

6.1. Loss and Damage to the System.

(a) In the event of any damage or loss to any component of the System, Lessee shall promptly repair or replace such component to the standards required by Section 4.1 (regardless of whether such repair or replacement constitutes a Repair or a Footprint Project). Any such repaired or replaced component will immediately become part of the System owned by Lessor and the cost of any repair or replacement shall be borne as described in Sections 6.1(b)-(d) below.

SYSTEM LEASE AGREEMENT

(b) If such repair or replacement constitutes a Repair, the cost of repairing or replacing such damage or loss, whether actually covered in whole or in part by insurance, shall be the responsibility of Lessee. Lessee shall be entitled to retain any insurance proceeds in excess of the amount necessary in connection with such Repair.

(c) If such repair or replacement constitutes a Footprint Project, then, as long as the related costs have been included in a CapEx Budget, the cost of repairing or replacing such damage or loss, whether actually covered in whole or in part by insurance, shall be the responsibility of Lessor. In such circumstance, unless otherwise agreed by the Parties, (i) if the damage or loss is covered by insurance, Lessor shall be responsible for payment of any deductible, and (ii) any damage or loss not covered by insurance (exclusive of any deductible) shall be the responsibility of Lessor. If the sum of such deductible and insurance proceeds exceeds the cost of such Footprint Project, then such excess will first reduce Lessor’s obligation to fund the deductible hereunder, and any excess thereafter will be retained by Lessee. If such repair or replacement constitutes a Footprint Project that is not included in a CapEx Budget, the provisions of Article X shall apply.

(d) Lessee shall be solely responsible for all costs of repairing or replacing any damaged property and equipment that is not part of the System and owned by Lessee, whether covered by Lessee’s insurance under Section 6.2 or otherwise. Nothing in this provision shall preclude Lessee from seeking recovery of such costs in a rate proceeding at the PUCT.

(e) If Lessor funds Lessee’s Personal Property pursuant to Section 10.1(b) of this Agreement, then all such funded Personal Property will be treated as a Footprint Project, and not a Repair, for purposes of this Section 6.1.

6.2. Insurance. Lessee will maintain, with financially sound and reputable insurers, insurance with respect to its business and properties and the System against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated, but in no event less than the insurance set forth in this Section 6.2 and Exhibit D.

(a) Lessee shall procure at its own expense and maintain in full force and effect at all times throughout the term of this insurance policies with insurance companies rated A-, 8 or higher by A.M. Best or acceptable to Lessor if not so rated, and authorized to do business in the State of Texas.

(b) Lessor may at any time amend the requirements and approved insurance companies described in this Section 6.2 or Exhibit D due to (i) new information not previously known by Lessor prior to the date of this Agreement or (ii) changed circumstances after the date of this Agreement, which in the reasonable judgment of Lessor either renders a required coverage to be materially inadequate or materially reduces the financial ability of the approved insurance companies to pay claims.

SYSTEM LEASE AGREEMENT

(c) On the first Business Day of each year, and promptly at such other times as Lessor may reasonably request, Lessee shall furnish Lessor with approved certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits, and the policy term, and shall specifically list the special provisions enumerated for such insurance required by this Section 6.2. Upon request, Lessee will promptly furnish Lessor with copies of all insurance certificates, binders, and cover notes or other evidence of such insurance relating to the System.

(d) Concurrently with the furnishing of the certification referred to in Section 6.2(c) and on an annual basis thereafter, Lessee shall furnish Lessor with a certificate, signed by an officer of Lessee, stating that all premiums then due have been paid and that the insurance then carried or to be renewed is in accordance with the terms of this Section 6.2. and Exhibit D.

(e) In the event Lessee fails to take out or maintain the full insurance coverage required by this Section 6.2 and Exhibit D, Lessor, upon thirty (30) days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to Lessee of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced thereof by Lessor shall become an additional obligation of Lessee to Lessor, and Lessee shall forthwith pay such amounts to Lessor.

(f) No provision of this Section 6.2 or Exhibit D or any other provision of this Agreement shall impose on Lessor any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by Lessee, nor shall Lessor be responsible for any representations or warranties made by or on behalf of Lessee to any insurance company or underwriter.

ARTICLE VII

REPORTING

7.1. Private Financing Arrangements. Lessee understands that Lessor, or an affiliate thereof, has raised equity and debt capital secured by the System and this Agreement and that Lessor or its affiliates have reporting obligations in connection with such arrangements, including obligations to provide financial statements prepared in accordance with GAAP, to prepare an annual strategic plan and to update such annual strategic plan in the event of certain material deviations therefrom. Lessee understands that Lessor relies on Lessee in order to comply with such obligations. From time to time, Lessor or an affiliate thereof may enter into additional arrangements that impose similar obligations. Accordingly, Lessee agrees to provide Lessor in a timely manner audited year-end financial statements, quarterly unaudited financial statements for the first three quarters of each year (certified by a financial officer of Lessee), estimates of Percentage Rent, and such acknowledgements, certificates, permits, licenses, instruments, documents and other information as Lessor may reasonably request from time to time in connection with, or to enable Lessor and its affiliates to comply with any such debt or equity financing arrangements or with Applicable Law. The Parties will negotiate in good faith the time frames during which Lessee will provide such information, with the intention that

SYSTEM LEASE AGREEMENT

Lessee provide such information in a manner that is not unduly burdensome but that also allows Lessor sufficient time to comply with its reporting obligations. Lessee will also cooperate with Lessor to enable Lessor to satisfy its obligations in respect of annual strategic plans, including providing Lessor with requested information in advance of the due date of such annual strategic plan and keeping Lessor apprised of deviations in capital expenditures, construction activity or revenues of Lessee from amounts that were originally provided by Lessee in preparing such annual strategic plan. Lessee agrees to use reasonable efforts to advise Lessor if Lessee will be unable to meet the reporting requirements set forth herein in a timely manner and to reasonably cooperate with Lessor to remedy the effects of such non-compliance.

7.2. Public Company and Regulatory Information and Cooperation.

(a) Lessee agrees to provide audited full-year and unaudited (but SAS 100 reviewed) interim financial statements and the consent of Lessee’s auditors to the inclusion of their opinion regarding such financial statements in filings with the Securities and Exchange Commission made by Lessor or an affiliate of Lessor. Lessor may also request that Lessee provide evidence of a SAS 100 review from Lessee’s auditors with respect to any unaudited interim financial statements included in any such filing. Lessor shall have the right to share any such financial statements with its lenders under the Debt Agreements. Lessee covenants that (i) such financial statements will fairly present in all material respects the financial condition, results of operations and cash flows of Lessee as of, and for, the periods presented, and (ii) Lessee will endeavor to cause such financial statements to comply with any applicable laws, rules or regulations that Lessee and Lessor conclude in good faith are applicable to such financial statements by virtue of their inclusion in the securities law filings of Lessor or an affiliate thereof.

(b) Lessee agrees that, in connection with any underwritten offering of the securities of Lessor or any affiliate thereof, Lessee will use commercially reasonable efforts to cause its auditors to provide a comfort letter (or its equivalent) to such underwriters, if requested by Lessor.

(c) Lessee agrees to cooperate with Lessor when Lessor or an affiliate provides estimates to analysts and or investors regarding Lessor’s expectations of its future operating results (including capital expenditures) and to cooperate with Lessor with respect to analysts and investors to the extent such expectations change in any material respect.

(d) Lessee and Lessor agree to reasonably cooperate to ensure that, to the extent they require information from the other party in order to prepare their financial statements, to obtain audits of those financial statements and, if required, of their internal control over financial reporting, to respond to comments of the Securities and Exchange Commission on such financial statements or statements related to internal control over financial reporting or disclosure controls and procedures, or to ensure the efficacy of their internal controls or disclosure controls and procedures, they will reasonably cooperate in order to ensure that each Party is able to meet its obligations in respect thereof. Lessee agrees to promptly notify Lessor of or provide to Lessor, as applicable, (i) any material communication, written or otherwise, submitted to the Lessee by its auditors, including, but not limited to an audit response letter, accountant’s management letter or other written report submitted to Lessee by its accountants or any governmental agency in connection with an annual or interim audit of Lessee’s books, (ii) any material correspondence with, reports of or reports to any Regulatory Authority with respect to the System and (iii) any notices of violations of Applicable Law with respect to the System, in each case taking into account the REIT’s reporting obligations as a public company.

SYSTEM LEASE AGREEMENT

(e) Lessor agrees to inform Lessee of the time periods in which each of the items identified in this Section 7.2 will be required, which may change. Lessee agrees to use reasonable efforts to advise Lessor if Lessee will be unable to meet the reporting requirements set forth herein in a timely manner and to reasonably cooperate with Lessor to remedy the effects of such non-compliance.

(f) If Lessor identifies additional matters with respect to which Lessee input, assistance or information is required in order for Lessor and its affiliates to comply with any applicable securities laws, the rules or regulations of any exchange on which the securities of such affiliate are traded or any similar laws, rules or regulations, the Parties agree to cooperate and negotiate in good faith in order to determine the manner in which Lessee can provide such input, assistance or information in a manner that positions Lessor and its affiliates to comply in a timely manner with such laws, rules or regulations, as efficiently as is feasible so as to minimize the burden that the provision of such input, assistance or information imposes on Lessee.

7.3. Mutual Obligations. Each Party shall as promptly as reasonably practicable furnish or cause to be furnished to the other Party, upon request from such Party, such information as may be required to enable such Party to file any reports required to be filed with any governmental or Regulatory Authority due to such Party’s ownership interest in or operation and control of the System, as applicable.

ARTICLE VIII

ASSIGNMENT

This Agreement shall not be assignable by either Party, nor shall the System or any part thereof be subleased by Lessee, except with the prior written consent of the other Party and the prior approval of any Regulatory Authority whose approval is required for the effectiveness of such assignment or sublease. For purposes of this Article VIII, an “assignment” by Lessee shall mean and include, in addition to any direct transfer by Lessee to a third party of all or any part of Lessee’s rights, estate or interests under this Agreement, any direct or indirect, voluntary or involuntary transfer of or encumbrance on all or any part of Lessee’s rights, estate or interests under this Agreement (i) by operation of law and/or (ii) by direct or collateral transfer of all or any part of the legal or beneficial ownership interest in Lessee by merger, consolidation or otherwise, provided, in the case of clause (ii), any such transaction or transactions will only constitute an assignment hereunder to the extent they result in a Change of Control. Notwithstanding the foregoing, Lessor shall have the right, without Lessee’s consent but subject to obtaining regulatory approval as described in the foregoing sentence, (a) to assign, pledge or grant a security interest in any or all of its interest in the Agreement to a lender or lenders, or a trustee acting on behalf of such lenders, in connection with a financing or refinancing in which such interest is pledged as collateral, and Lessee agrees to enter into such acknowledgments and agreements in respect thereof as the Lessor may reasonably request and (b) to assign its interest in this Agreement to a successor owner of the System.

SYSTEM LEASE AGREEMENT

ARTICLE IX

DEFAULT

9.1. Lessee Default. Subject to Section 9.3, Lessee shall be in default in the event of any of the following:

(a) Except as provided in Section 9.1(g), Lessee’s failure to make any payment of Rent when due;

(b) Lessee (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing;

(c) a court or a Regulatory Authority or other governmental agency of competent jurisdiction enters an order appointing, without consent by Lessee, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Lessee or any such petition shall be filed against Lessee and such petition shall not be dismissed within 90 days;

(d) Any representation or warranty made by Lessee herein shall prove to have been inaccurate in any material respect at the time made;

(e) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against Lessee and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;

(f) Lessee shall have breached or failed to comply in any material respect with any other covenant or agreement contained herein; or

(g) Notwithstanding Section 9.1(a), Lessee’s failure to pay Rent when due shall not constitute a default if (i) such failure is due to unforeseeable circumstances arising from a physical event beyond the control of the Lessee, including the incurrence of costs and expenditures as a result of such an event that are materially in excess of budgeted costs and expenditures or an unforeseen material decline in electricity usage as a result of such event and (ii) such failure is cured within ninety (90) days after the date such rent was due through Lessee’s payment of the entire amount of such unpaid Rent, plus interest thereon at a rate equal to six percent (6%) per annum or the maximum rate allowed by law, whichever is lesser, from the date such Rent was originally due until the date of payment.

SYSTEM LEASE AGREEMENT

9.2. Lessor Default. Subject to Section 9.3, Lessor shall be in default in the event any representation or warranty made by Lessor herein shall prove to have been inaccurate in any material respect at the time made, or in the event Lessor breaches or fails to comply in any material respect with any covenant or agreement contained herein.

9.3. Right to Cure. If a Party (the “Defaulting Party”) defaults pursuant to an Event of Default, such Defaulting Party shall not be in default of the terms of this Agreement if (other than in the event of a default described in Sections 9.1(a), 9.1(b) and/or 9.1(c) above), (a) in the case of a Monetary Default, the Defaulting Party pays the past due amount within thirty (30) days of receiving a Notice of Default from the other Party (the “Non-Defaulting Party”), and (b) in the case of a Non-Monetary Default, the Event of Default is cured within forty-five (45) days of receiving the Notice of Default; provided, that if the nature of the Non-Monetary Default requires, in the exercise of commercially reasonable diligence, more than forty-five (45) days to cure then the Defaulting Party shall not be in default as long as it commences performance of the cure within forty-five (45) days and thereafter completes such cure with commercially reasonable diligence.

9.4. Remedies.

(a) Should an Event of Default remain uncured by the Defaulting Party, the Non-Defaulting Party shall have and shall be entitled to exercise the remedies provided in this Section 9.4 and any and all other remedies available to it at law or in equity, all of which remedies shall be cumulative; provided, that the exercise of any remedies hereunder shall be subject to PUCT and other required regulatory approvals to the extent applicable.

(b) In no way limiting the provisions of Section 9.4(a), in the case of an Event of Default of Lessee, Lessor shall have the right to (i) terminate the Agreement upon notice to Lessee, and recover from Lessee all damages to which Lessor is entitled under Applicable Laws, (ii) terminate Lessee’s right to use and operate the System while keeping this Agreement in effect, and recover from Lessee all damages to which Lessor is entitled under Applicable Laws, and (iii) take reasonable action to cure Lessee’s default at Lessee’s expense; provided, that in the event of a violation of Applicable Laws by Lessee, an emergency or government or regulatory action in respect of which Lessor, in its reasonable discretion, determines immediate action is necessary, Lessor shall have the right to step in and take such action on behalf of Lessee at Lessee’s cost and expense immediately upon giving notice to Lessee, notwithstanding any applicable cure period.

(c) Any amounts recovered by Lessor from Lessee in the event of a default shall, to the maximum extent permissible under Applicable Laws, be deemed to be in respect of past or future Rent owing under this Agreement.

SYSTEM LEASE AGREEMENT

ARTICLE X

CAPITAL EXPENDITURES

10.1. Capital Expenditures Generally.

(a) Lessee has provided to Lessor in the CapEx Budget the approximate amounts of Capital Expenditures that Lessee expects will be needed for purposes of funding Footprint Projects in each Lease Year through 2017. On or before October 15 of each calendar year, Lessee shall review and revise the CapEx Budget on a rolling three-year basis (which shall include, if applicable, any year in such three-year period following the end of the then-current Term and assume the renewal of this Agreement pursuant to Section 2.1), taking into account any changed circumstances that (i) make it no longer feasible to incur one or more of the costs reflected on the prevailing CapEx Budget, (ii) make it necessary to amend the nature or amounts reflected for a particular Footprint Project or (iii) dictate that additional Footprint Projects be added (such budget, as so updated and revised, is referred to herein as the “CapEx Budget”). Lessee agrees to revise the CapEx Budget to include any Footprint Projects (x) required by Regulatory Authorities or (y) reasonably necessary to satisfy Lessee’s obligation as a regulated utility to serve its customers or to maintain the safety or reliability of the System. Capital Expenditures included in a CapEx Budget will be included based on the date such Capital Expenditures are to be incurred, which differentiates these Capital Expenditures from Incremental CapEx and Lessee CapEx, which are measured under this Agreement based on when the assets developed with such Capital Expenditures are placed in service, and not when they are incurred.

(b) If requested by Lessor, Lessee will also provide an estimate of any Capital Expenditures that Lessee expects for purposes of funding Personal Property related to the System. If Lessor and Lessee agree, Lessor will fund such Capital Expenditures pursuant to this Agreement, through a loan or through a separate lease. Amounts Lessor provides pursuant to this Agreement to fund any such Personal Property will be treated in a manner similar to any amounts Lessor provides to fund Footprint Projects for purposes of Section 3.2 and elsewhere herein. Lessee will cause any such Personal Property to be titled in Lessor’s name and will reasonably cooperate with Lessor in order to enable any secured lender of Lessor or any secured lender of an affiliate of Lessor to perfect its security interest in any such Personal Property. In the alternative, Lessor may elect to fund such Capital Expenditures through a TRS or to loan (or cause such TRS to loan) Lessee the cash to acquire any such Personal Property in a transaction in which Lessor or a TRS may retain a security interest in such Personal Property. In such case the Parties shall negotiate in good faith the terms under which Lessor or such TRS shall fund any such Personal Property, including the terms of any lease between Lessee and the TRS or other financing arrangements provided by the Lessor or the TRS. Any such funded amounts, regardless of the form in which they are funded, will be included in the calculation of whether there is Incremental CapEx, and, if such funded amounts constitute Incremental CapEx, the Parties’ intention is to provide Lessor with a Comparable Rate of Return on all such funded amounts.

10.2. Capital Expenditures Funded by Lessor. Lessor agrees to fund any Footprint Projects contained in the CapEx Budget (as revised from time to time). Lessor’s obligation to fund Footprint Projects pursuant to this Section 10.2 shall include any costs associated with such Footprint Projects that Lessee is not allowed to recover through its PUCT-approved rates. Any Footprint Projects funded by Lessor under this Section 10.2 shall be deemed to be part of the System upon completion.

10.3. Capital Expenditures Funded by Lessee. Except as set forth in this Section 10.3, Lessee may not fund any Footprint Projects. In the event Lessor fails to fund any Footprint Projects, Lessee may at its sole discretion fund the needed capital expenditures (and Lessee shall

SYSTEM LEASE AGREEMENT

be entitled to applicable damages, if any, as a result of funding any such Footprint Projects); provided that, in such circumstance, Lessee may fund Severable Footprint Projects without restriction under this Section 10.3 but may only fund Nonseverable Footprint Projects which are required in order to comply with Applicable Law or which are required by any Regulatory Authority. Any Footprint Projects funded by Lessee under this Section 10.3 shall not be considered part of the System for purposes of this Agreement; provided however, that any part of the System that is built with CIAC funds shall be considered a leasehold improvement that is part of the System and reverts to the Lessor upon termination of this Agreement without further payment from Lessor to Lessee under Section 2.3.

10.4. Footprint Project Construction Activities. Lessee will either use its personnel, or either Lessee or Lessor will contract with third parties, to construct Footprint Projects. Lessee shall be responsible for the oversight of such construction activities, regardless of whether the Footprint Project is funded by Lessor or Lessee. Lessee’s construction activities and oversight shall be intended to ensure that such construction is performed in a manner consistent with Good Utility Practice and does not adversely affect the reliability and safety of the System or the ERCOT electric grid. In connection therewith, Lessor will reimburse Lessee for all Project Management Costs that Lessee incurs in connection with constructing such Footprint Project, provided that any costs and expenses of Lessee under this Section 10.4 must be included in any CapEx Budget submitted by Lessee under Section 10.1 or approved by Lessor to qualify for reimbursement by Lessor hereunder.

10.5. Ownership of Footprint Projects.

(a) Each Footprint Project shall be owned by the Party that funded the capital expenditures used to construct such Footprint Project; provided however, that any part of the System that is built with CIAC funds shall be considered a leasehold improvement that is part of the System and shall revert to the Lessor upon termination of this Agreement without further payment from Lessor to Lessee under Section 2.3.

(b) Upon the expiration or termination of this Agreement, Lessor shall have the right (but not the obligation) to purchase, subject to required regulatory approvals, any Nonseverable Footprint Projects or Severable Footprint Projects owned by Lessee at the greater of (i) net book value plus ten percent (10%) and (ii) the fair market value thereof as determined by mutual agreement of Lessor and Lessee. If the Parties fail to agree on the amount of the purchase price, the purchase price shall be submitted to arbitration in accordance with Section 13.7 of this agreement, pursuant to which the Arbitration Panel shall be empowered to determine the amount of the purchase price, based on submissions by each of the Lessee and the Lessor. Lessee shall be entitled to remove any Severable Footprint Projects owned by Lessee upon the expiration or termination of this Agreement in the event such Severable Footprint Projects are not purchased by Lessor, subject to any required regulatory approvals.

10.6. Asset Acquisitions. Lessee and Lessor will cooperate in good faith to ensure that all assets comprising the System (“System Assets”) are acquired in Lessor’s name or are acquired by Lessee and subsequently transferred to Lessor. In connection therewith, Lessee agrees (a) to transfer to Lessor all previously acquired System Assets, (b) that any future-acquired System Assets will be deemed automatically transferred to Lessor, (c) to take reasonable actions as are

SYSTEM LEASE AGREEMENT

necessary and appropriate to document the transfer of any such System Assets to Lessor and, if applicable, to memorialize the security interest in such System Assets required to be granted pursuant to the terms of the Debt Agreements, including through the delivery and recordation of mortgages, deeds of trust or UCC financing statements, and (d) to take reasonable steps to record the transfer and such security interest in the records of the applicable county or other applicable locale in which the System Assets are located.

10.7. Reimbursements. From time to time, Lessee may enter into interconnect or similar agreements that obligate the counterparty to such agreements to reimburse Lessee for Capital Expenditures in certain circumstances. Such reimbursement obligation may, in some circumstances, be accompanied by additional security such as parent guaranty or a letter of credit. If and to the extent that (a) Lessor funds Capital Expenditures that are used for the construction or development pursuant to any of these interconnect agreements, and (b) Lessee becomes entitled to assert any reimbursement or other rights pursuant to any such interconnect agreements, then, unless Lessor agrees otherwise, Lessee will enforce such reimbursement or other rights and will in turn reimburse Lessor for the amount of related Capital Expenditures that Lessor has funded pursuant hereto. Lessee further agrees to reimburse Lessor for other Capital Expenditures that Lessor has funded pursuant to this Agreement to the extent required by the Policies and Procedures.

ARTICLE XI

REGULATORY COOPERATION

11.1. Jurisdiction. The Parties recognize that (i) the System and the operation thereof are subject to the jurisdiction of the PUCT and to certain reliability and safety requirements of ERCOT and TRE, and (ii) Lessee holds the CCN for operation of the System. The Parties agree that, as the lessee hereunder, as operator of the System and as the holder of the CCN, Lessee shall be responsible for compliance with all regulatory requirements related to the System, including but not limited to, taking all actions reasonably necessary or advisable to comply with such requirements; preparing and filing all necessary notices, reports, applications, and other materials with the PUCT, ERCOT and TRE; and initiating, prosecuting, defending or participating in any administrative or judicial proceeding reasonably necessary or advisable to operate the System in an economical and efficient manner. Lessee shall consult with Lessor prior to initiating any rate proceeding with the PUCT to change the rates Lessee can lawfully charge, provided that, with or without Lessor consent, Lessee shall be authorized to initiate any such rate proceeding. Upon Lessor’s request, Lessee shall file a rate proceeding before the PUCT; provided that, Lessor shall be responsible for reimbursing Lessee for all costs associated with prosecution of such proceeding to the extent that such costs are not recoverable in Lessee’s PUCT-approved rates.

11.2. Cooperation. The Parties agree that during the term of this Agreement they will cooperate to assure compliance with all applicable regulations, orders or lawful requests of any governmental or Regulatory Authorities that relate to the System and Lessee’s obligations as the holder of the CCN and will provide such information to such governmental and Regulatory Authorities as the other Party or such governmental or Regulatory Authorities may reasonably

SYSTEM LEASE AGREEMENT

request in connection therewith. Lessor further agrees to use its best efforts to cooperate and promptly respond to any lawful requests from Lessee relating to Lessee’s efforts to comply with all regulatory requirements or to participate in any necessary or advisable legal proceedings, whether judicial or administrative. Each Party shall bear its own costs in complying with this paragraph.

ARTICLE XII

INDEMNITY

12.1. General Indemnity. EACH PARTY (THE “INDEMNIFYING PARTY”) SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY AND THE OTHER PARTY’S RELATED PERSONS (EACH, AN “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS, LITIGATION, ACTIONS, PROCEEDINGS, LOSSES, DAMAGES, LIABILITIES, OBLIGATIONS, COSTS AND EXPENSES, INCLUDING ATTORNEYS’, INVESTIGATORS’ AND CONSULTING FEES, COURT COSTS AND LITIGATION EXPENSES (COLLECTIVELY, “CLAIMS”) SUFFERED OR INCURRED BY SUCH INDEMNIFIED PARTY, EVEN IF SUCH LIABILITIES ARE CAUSED SOLELY OR IN PART BY THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, ARISING FROM THE ACTS OR OMISSIONS TO ACT OF THE INDEMNIFYING PARTY (A) ARISING IN THE CASE OF THE LESSEE AS THE INDEMNIFYING PARTY, FROM THE OPERATION OF THE SYSTEM, (B) FOR PHYSICAL DAMAGE TO THE SYSTEM, TO THE EXTENT CAUSED BY THE INDEMNIFYING PARTY OR ANY RELATED PERSON THEREOF, (C) FOR PHYSICAL INJURIES OR DEATH (INCLUDING BY REASON OF OPERATING THE SYSTEM) TO OR OF THE INDEMNIFIED PARTY OR THE PUBLIC, TO THE EXTENT CAUSED BY THE INDEMNIFYING PARTY OR ANY RELATED PERSON THEREOF, (D) ANY BREACH OF ANY COVENANT OR ANY FAILURE TO BE TRUE OF ANY REPRESENTATION OR WARRANTY, MADE BY THE INDEMNIFYING PARTY UNDER THIS AGREEMENT OR (E) THE NEGLIGENCE, RECKLESSNESS OR INTENTIONAL MISCONDUCT OF THE INDEMNIFYING PARTY OR ANY RELATED PERSON THEREOF; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL THE INDEMNIFYING PARTY BE RESPONSIBLE FOR DEFENDING, INDEMNIFYING OR HOLDING HARMLESS ANY INDEMNIFIED PARTY TO THE EXTENT OF ANY CLAIM CAUSED BY, ARISING FROM OR CONTRIBUTED TO BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. AS USED HEREIN, THE TERM “RELATED PERSON” SHALL MEAN ANY AFFILIATES, CONTRACTORS, LESSEES, AND SUBLESSEES, AND EACH OF THEIR RESPECTIVE, PRINCIPALS, OFFICERS, EMPLOYEES, SERVANTS, AGENTS, REPRESENTATIVES, SUBCONTRACTORS, LICENSEES, INVITEES, GUESTS, SUCCESSORS AND/OR ASSIGNS OF A PARTY; PROVIDED, THAT IN NO EVENT SHALL A PARTY BE DEEMED A RELATED PERSON WITH RESPECT TO THE OTHER PARTY.

12.2. Environmental Indemnity.

(a) To the fullest extent permitted by law, Lessee shall defend, indemnify and hold harmless Lessor and Lessor’s Related Persons from Claims (including, without limitation, any costs and expenses of clean up or other mitigation) suffered or incurred by such persons resulting from any of the following occurring from and after the date hereof or the date on which Lessee

SYSTEM LEASE AGREEMENT

assumed operational control over the relevant property: (i) the presence or release of Hazardous Materials in, under or about the System which are or were brought or permitted to be brought onto the System by the Lessee or Lessee’s Related Persons, (ii) creation of any hazardous or potentially hazardous environmental conditions or exacerbation of a pre-existing environmental condition, (iii) the violation of any Environmental Law by Lessee or Lessee’s Related Persons or (iv) any other failure to comply with Section 4.6 by Lessee or Lessee’s Related Persons.

(b) To the fullest extent permitted by law, Lessor shall defend, indemnify and hold harmless Lessee and Lessee’s Related Persons from Claims (including, without limitation, any costs and expenses of clean up or other mitigation) suffered or incurred by such persons resulting from (i) the presence or release of any Hazardous Material or hazardous or potentially hazardous condition in, under or about the System that was present in, under or about the System as of the date Lessee assumed operational control over the relevant property (except to the extent such existing Hazardous Material or condition is exacerbated by Lessee or Lessee’s Related Persons), (ii) the presence or release of Hazardous Materials in, under or about the System which are or were brought or permitted to be brought onto the System by Lessor or Lessor’s Related Persons during construction of any improvement or addition to the System, (iii) the violation of any Applicable Law by Lessor or Lessor’s Related Persons, or (iv) testing conducted under Section 4.6 by Lessor or Lessor’s Related Persons.

ARTICLE XIII

MISCELLANEOUS

13.1. Limitation of Damages. NEITHER PARTY SHALL BE LIABLE FOR ANY LOST OR PROSPECTIVE PROFITS, AND IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY OTHER SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES (IN TORT, CONTRACT OR OTHERWISE) UNDER OR IN RESPECT OF THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE RELATED HERETO, HOWSOEVER CAUSED.

13.2. Condemnation. In the case of a condemnation or taking, this Agreement shall continue in effect; provided, that this Agreement shall terminate if 75% or more of the System is subject to the condemnation or taking. Lessor shall be entitled to all sums received by reason of any such taking or condemnation, except for that portion of such award, if any, which is expressly awarded for the Lessee’s leasehold interest under this Agreement or which is awarded for any property owned by Lessee (including any Footprint Projects funded by Lessee).

13.3. Confidentiality. To the full extent allowed by Applicable Law, each Party (the “Receiving Party”) shall maintain, for the benefit of the other Party (the “Disclosing Party”), in the strictest confidence all information pertaining to the financial terms of or payments under this Agreement, the Disclosing Party’s methods of operation, methods of the System, and the like, whether disclosed by the Disclosing Party or discovered by the Receiving Party, unless such information either (i) is in the public domain by reason of prior publication through no act or omission of the Receiving Party or its employees or agents, (ii) was already known to the Receiving Party at the time of disclosure and which the Receiving Party is free to use or disclose without breach of any obligation to any person or entity or (iii) is required to be disclosed by the PUCT or other Regulatory Authorities, or must be disclosed in accordance with applicable

SYSTEM LEASE AGREEMENT

securities laws or the rules of any applicable securities exchange on which the securities of the Receiving Party (or an affiliate thereof) are traded. To the full extent permitted by law, neither Party shall use such information for its own benefit, publish or otherwise disclose it to others, or permit its use by others for their benefit or to the detriment of the other Party. Notwithstanding the foregoing, the Receiving Party may disclose such information to any auditor or to the Receiving Party’s lenders, attorneys, accountants and other personal advisors; any prospective purchaser of the System; or pursuant to lawful process, subpoena or court order; provided the Receiving Party, in making such disclosure, advises the party receiving the information of the confidentiality of the information and obtains the agreement of said party not to disclose the information.

13.4. Successors and Assigns. The Agreement shall inure to the benefit of and be binding upon Lessor and Lessee and, to the extent provided in any assignment or other transfer under Article VIII hereof, any assignee, and their respective heirs, transferees, successors and assigns, and all persons claiming under them. References to Lessee in this Agreement shall be deemed to include assignees that hold a direct ownership interest in this Agreement and actually are exercising rights under this Agreement to the extent consistent with such interest.

13.5. Rent Obligations Not Excused by Force Majeure, Etc. Lessee shall not be excused from its obligation to pay Rent during any Force Majeure Event or a condemnation or casualty of all or any part of the System.

13.6. Further Assurances; Policies and Procedures.

(a) Each Party will, from time to time, execute, cause to be acknowledged and deliver such documents or instruments, and provide such certificates, as the other Party may reasonably request to carry out and fulfill the transactions, and permit the exercise and performance of the rights and obligations, as are contemplated hereunder. Each Party will cooperate with the other Party to effectuate fully the purposes and intent of this Agreement. In no way limiting the foregoing, the Parties shall cooperate to obtain any necessary regulatory approvals, including, without limitation, providing timely responses to discovery requests, participating in regulatory proceedings to the extent necessary and generally providing assistance as required.

(b) From time to time, the Parties shall agree to policies and procedures regarding matters arising under this Agreement including, without limitation, the treatment of Capital Expenditures for canceled Footprint Projects, each Party’s reporting obligations and such additional matters as the Parties may identify (the “Policies and Procedures”). The Parties agree to cooperate and negotiate in good faith the Policies and Procedures, and any amendment or revision thereto that may be reasonably requested by either Party, and to memorialize the same in a writing executed by a representative of each Party. In the event the Parties cannot agree on the terms of such Policies and Procedures after 60 days of negotiating in good faith, then either the Lessee or the Lessor may submit such matters to arbitration pursuant to Section 13.7 of this Agreement, pursuant to which the Arbitration Panel shall be empowered to determine Policies and Procedures that take into account the REIT’s reporting obligations as a public company and Lessee’s obligations as a regulated utility.

SYSTEM LEASE AGREEMENT

13.7. Arbitration. Except for a dispute regarding the payment of Undisputed Rent, any dispute under this Agreement shall, if not resolved by the Parties within ninety (90) days after notice of such dispute is served by one Party to the other (or, if different, the period provided for resolution by the Parties in the provision of this Agreement under which such dispute is brought), be submitted to an “Arbitration Panel” comprised of three (3) members. No more than one (1) panel member may be with the same firm, and no panel member may have an economic interest in the outcome of the arbitration. In addition to the foregoing, the failure by the Lessee and the Lessor to reach an agreement or make a mutual determination or characterization required by Sections 2.2(b) (with respect to the determination of Extended Period Rent); 3.1(d)(i); 3.1(d)(ii); 3.1(d)(iii); 3.2(a); 3.2(b) (with respect to the terms of any renewed Rent Supplement that has expired during the term of this Agreement); 3.2(c); 3.2(d); 3.8 or 13.6(b), in each case after 60 days of negotiating in good faith, shall be deemed to be a “dispute” for purposes of this Section 13.7, to be resolved in accordance with this Section.

(a) The Arbitration Panel shall be selected as follows: Within five (5) Business Days after the expiration of the period referenced above, Lessee shall select its panel member meeting the criteria of the above paragraph (the “Lessee Panel Member”) and Lessor shall select its panel member meeting the criteria of the above paragraph (the “Lessor Panel Member”). If a Party fails to timely select its respective panel member, the other Party may notify such Party in writing of such failure, and if such Party fails to select its respective panel member within three (3) Business Days from such notice, then the other Party may select such panel member on such Party’s behalf. Within five (5) Business Days after the selection of the Lessor Panel Member and the Lessee Panel Member, the Lessee Panel Member and the Lessor Panel Member shall jointly select a third panel member meeting the criteria of the above paragraph (the “Third Panel Member”). If the Lessor Panel Member and the Lessee Panel Member fail to timely select the Third Panel Member and such failure continues for more than three (3) Business Days after written notice of such failure is delivered to the Lessor Panel Member and Lessee Panel Member by either Lessor or Lessee, either Lessor or Lessee may request the managing officer of the American Arbitration Association to appoint the Third Panel Member.

(b) Within ten (10) Business Days after the selection of the Arbitration Panel, each Party shall submit to the Arbitration Panel a written statement identifying its summary of the issues and claims, including, if applicable, its calculation of Rent. Any Party may also request an evidentiary hearing on the merits in addition to the submission of written statements. The Arbitration Panel shall make its decision within twenty (20) days after the later of (i) the submission of such written statements of particulars, and (ii) the conclusion of any evidentiary hearing on the merits, and shall take into consideration the relative risks and rewards undertaken and capital invested by each Party and shall use the Comparable Rate of Return concept described in Section 3.2(a) in determining any Rent disputes. The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to the Parties.

(c) The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in Dallas, Texas.

SYSTEM LEASE AGREEMENT

(d) The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and subject to the Texas General Arbitration Act to the extent such act is applicable hereto.

(e) In the case of an arbitration proceeding involving a determination of Rent and Percentage Rent, until Rent and Percentage Rent have been finally determined, Lessee shall pay Rent and Percentage Rent based upon prevailing rates therefor, and an appropriate refund shall be made to or additional Rent shall be paid by Lessee within ten (10) days after a final determination is made.

(f) The Parties shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting the arbitration.

13.8. Notices. All notices or other communications required or permitted by this Agreement, including payments to Lessor, shall be in writing and shall be served personally or by reputable express courier service or by facsimile transmission addressed to the relevant parties at the address stated below or at any other address notified by that Party to the other as its address for service. Any notice so given personally shall be deemed to have been served on delivery, any notice so given by express courier service shall be deemed to have been served the next Business Day after the same shall have been delivered to the relevant courier, and any notice so given by facsimile transmission shall be deemed to have been served on dispatch. As proof of such service it shall be sufficient to produce a receipt showing personal service, the receipt of a reputable courier company showing the correct address of the addressee or an activity report of the sender’s facsimile machine showing the correct facsimile number of the parties on whom notice is served and the correct number of pages transmitted. All communications, other than routine correspondence in the ordinary course of business, between the Parties pursuant to this Agreement shall be sent by the same method of communication by the Party sending the communication. The Parties’ addresses for service are:

If to Lessor:

Sharyland Distribution & Transmission Services, L.L.C.

1807 Ross Avenue, 4th Floor

Dallas, Texas 75201

Attention: Chief Executive Officer and General Counsel

If to Lessee:

Sharyland Utilities, L.P.

1807 Ross Avenue, 4th Floor

Dallas, Texas 75201

Attention: Hunter Hunt

With a copy to:

General Counsel

Fax: (214) 855-6965

SYSTEM LEASE AGREEMENT

Any Party may change its address for purposes of this paragraph by giving written notice of such change to the other parties in the manner provided in this paragraph.

13.9. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between Lessor and Lessee respecting its subject matter, and supersedes any and all oral or written agreements. Any agreement, understanding or representation respecting the System, or any other matter referenced herein not expressly set forth in this Agreement or a subsequent writing signed by both Parties is null and void. For avoidance of doubt, the Second Amended and Restated Lease is hereby replaced in its entirety by this Agreement. This Agreement shall not be modified or amended except in a writing signed by both Parties. No purported modifications or amendments, including without limitation any oral agreement (even if supported by new consideration), course of conduct or absence of a response to a unilateral communication, shall be binding on either Party.

13.10. Legal Matters. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to its conflicts of law principles. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved in favor of either Party shall not be employed in the interpretation of this Agreement and is hereby waived.

13.11. Partial Invalidity. Should any provision of this Agreement be held, in a final and unappealable decision by a court of competent jurisdiction, to be either invalid, void or unenforceable, the remaining provisions hereof shall remain in full force and effect, unimpaired by the holding.

13.12. Recording. Lessee shall not record this Agreement without the prior written consent of the Lessor. Lessee may record at its expense a memorandum of this Agreement in form and substance reasonably approved by Lessor.

13.13. Intention of Parties; True Lease.

(a) The Parties hereby declare that their relationship in and to the Leased System is and will be that of lessor and lessee, expressly subject to the terms, conditions, limitations and requirements set forth in this Agreement. Nothing contained in this Agreement will be deemed to constitute the Parties as partners or joint venturers or as principal and agent. The Parties intend for this Agreement to constitute a true lease with respect to the Leased System for US Federal, state and local income tax purposes, and each Party shall treat the Agreement as a true lease with respect to the Leased System for federal income tax reporting purposes.

(b) The Parties acknowledge that Lessor is owned, directly or indirectly, in whole or in part, by an entity intending to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and the Parties agree to negotiate in good faith any modification or amendment to this Agreement requested by Lessor to facilitate such qualification; provided that Lessee shall not be obligated to agree to any such modification or amendment if such modification or amendment would materially adversely affect Lessee or would be in conflict with Applicable Law or any regulations or orders of any Regulatory Authority.

SYSTEM LEASE AGREEMENT

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SYSTEM LEASE AGREEMENT

IN WITNESS WHEREOF, Lessor and Lessee, acting through their duly authorized representatives, have executed this Agreement with the intent that it be effective as of the Effective Date, and certify that they have read, understand and agree to the terms and conditions of this Agreement.

LESSOR:

SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

By:	/s/ Brant Meleski
	Name:	Brant Meleski
	Title:	Senior Vice President and
Chief Financial Officer

LESSEE:

SHARYLAND UTILITIES, L.P.

By:	/s/ Mark Caskey
	Name:	Mark Caskey
	Title:	President

Signature Page to McAllen Lease Agreement

APPENDIX A

DEFINITIONS

“2009 Note Purchase Agreement” has the meaning set forth in Section 4.13.

“2010 Note Purchase Agreement” has the meaning set forth in Section 4.13.

“AC” has the meaning set forth in Section 1.1(b)(v).

“Accumulated Deficit” for any Lease Year means the aggregate amounts by which Qualified CapEx has been less than Original Base CapEx during prior Lease Years, as set forth in a then-effective Rent Supplement.

“Additional Rent” has the meaning set forth in Section 3.4.

“AFUDC” means allowance for funds used during construction.

“Agreed-to-Discount” has the meaning set forth in Section 3.2(a).

“Agreement” has the meaning set forth in the Preamble.

“Annual Percentage Rent Breakpoint” means the dollar amount of annual Gross Revenues that must be exceeded in a particular Lease Year before Percentage Rent is owed, as set forth on the then-effective Rent Supplement for such Lease Year.

“Applicable Laws” means all laws, ordinances, statutes, orders and regulations of any federal, state, or local government, regulatory or administrative authority, any agency or commission thereof, or any court or tribunal, including without limitation all requirements of the Regulatory Authorities.

“Arbitration Panel” has the meaning set forth in Section 13.7.

“Base Rent” has the meaning set forth in Section 3.1(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which federal agencies are authorized or required by law to close.

“CapEx Budget” has the meaning set forth in Section 10.1(a).

“Capital Expenditures” means expenditures that are or are expected to be capitalized under GAAP.

“CCN” means a Certificate of Convenience and Necessity or amendment thereto issued by the PUCT.

“CFO Certificate” means a document signed by the Chief Financial Officer of Lessee and certifying to the accuracy and completeness of the statement of Gross Revenues.

“Change in Control” means Hunt Family Members cease to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of Lessee, whether through the ability to exercise voting power, by contract or otherwise.

“CIAC” means any contributions in aid of construction from current or prospective customers, plus any additional payments as a tax gross up for such contributions, with respect to which Lessee does not anticipate receiving an increase in its regulatory rate base.

“Claims” has the meaning set forth in Section 12.1.

“Comparable Rate of Return” has the meaning set forth in Section 3.2(a).

“Consolidated Net Plant” means, with respect to any Person, as of the date of determination, the net plant set forth on the face of the consolidated balance sheet of such Person or absent such amount on the consolidated balance sheet, the total plant of such Person on a consolidated basis minus accumulated depreciation as set forth in the footnotes of the consolidated financial statements, in each case, for the fiscal quarter ended on the date of the last financial statements delivered pursuant to Section 7.1 of the Credit Agreement.

“Consolidated Qualified Lessee” means any Qualified Lessee that is consolidated into the financial statements of another Qualified Lessee.

“Covered Revenue” means any fees, charges or other revenues (a) that are characterized as Unadjusted Gross Revenues (or Gross Revenues) for purposes hereof or for purposes of any other similar lease (x) between Lessee and Lessor or an affiliate thereof or (y) between Lessee and any of its wholly-owned subsidiaries or (b) that are generated from the Rate Base of regulated assets owned or operated by a party other than Lessor or a subsidiary thereof.

“Credit Agreement” has the meaning set forth in Section 4.13.

“CREZ Lease” means the Second Amended and Restated Lease Agreement (CREZ Assets) between Sharyland Projects, L.L.C. and Lessee effective as of the Effective Date, as the same may be amended from time to time.

“DC” has the meaning set forth in Section 1.1(b)(v).

“Debt Agreements” has the meaning set forth in Section 4.13.

“Defaulting Party” has the meaning set forth in Section 9.3.

“Disclosing Party” has the meaning set forth in Section 13.3.

“Effective Date” has the meaning set forth in the Preamble.

“Entity” means any general partnership, limited partnership, proprietorship, corporation, joint venture, joint stock company, limited liability company, limited liability partnership, business trust, estate, governmental entity, cooperative, association or other foreign or domestic enterprise.

“Environmental Law” means any and all Legal Requirements regulating, relating to or imposing liability or standards of conduct concerning protection of natural resources or the environment, or environmental impacts on human health as now or may at any time hereafter be in effect.

“ERCOT” means the Electric Reliability Council of Texas, or its successors.

“ERCOT Transmission Lease” means the Lease Agreement (ERCOT Transmission Assets) between Lessor and Lessee effective as of the Effective Date, as the same may be amended from time to time.

“ERCOT Transmission Revenues” means Lessee’s Unadjusted Gross Revenues from regulated electric transmission systems operated by Lessee within ERCOT pursuant to the PUCT’s transmission cost of service mechanism.

“Event of Default” means an event described in Section 9.1 or Section 9.2.

“Excess Percentage Rent” has the meaning set forth in Section 3.3(a).

“Extended Period Rent” means Rent that applies during any extended period of operatorship beyond the Term, which will be negotiated using the Comparable Rate of Return methodology set forth in Article III.

“FERC” means the Federal Energy Regulatory Commission, or its successors.

“First Lease Quarter Percentage Rent Breakpoint” has the meaning set forth in Section 3.1(c).

“Footprint Projects” means T&D Projects that are (i) (A) located in the distribution service territory of the System, (B) transmission assets that are added to an existing transmission substation within the System or hang from transmission towers within the System or (C) Reclassified Projects and (ii) funded by expenditures that are or are expected to be capitalized under GAAP and that are within the items described in Section 1.1(b)(i)-(vii) (specifically excluding Section 1.1(b)(viii)).

“Force Majeure Event” means, except to the extent resulting from the action or inaction of Lessee or within the control of Lessee, fire, earthquake, hurricane, flood, or other casualty or accident; strikes or labor disputes; war, civil strife or other violence; any law, order, proclamation, regulation, ordinance, action, demand or requirement of any government agency or utility; or any other act or condition beyond the reasonable control of Lessee.

“GAAP” means generally accepted accounting principles in effect in the United States of America.

“Good Utility Practice” shall be as defined from time to time by PUCT and, as of the date hereof, means any of the practices, methods, and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods, and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good utility practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather is intended to include acceptable practices, methods, and acts generally accepted in the region.

“Gross Revenues” has the meaning set forth in Section 3.1(d)(i).

“Hazardous Material” means (A) any substance which is listed, defined, designated or classified under any Applicable Law as a (i) hazardous material, substance, constituent or waste, (ii) toxic material, substance, constituent or waste, (iii) radioactive material, substance, constituent or waste, (iv) dangerous material, substance, constituent or waste, (v) pollutant, (vi) contaminant, or (vii) special waste; (B) any material, substance, constituent or waste regulated under any Applicable Laws; or (C) petroleum, petroleum products, radioactive matters, polychlorinated biphenyl, pesticides, asbestos or asbestos-containing materials.

“Hunt Family Members” means (i) Ray L. Hunt; (ii) the spouse of Ray L. Hunt and each of his children and siblings; (iii) the spouse and lineal descendants of any Person identified in the foregoing clause (ii); (iv) any trust or account primarily for the benefit of any Person or Persons identified in the foregoing clauses (i), (ii) or (iii); (v) any corporation, partnership or other Entity in which any of the Persons identified in the foregoing clauses (i), (ii), (iii) or (iv) are the beneficial owners of substantially all of the shares of capital stock, membership interests, partnership interests or other equity interests and options or warrants to acquire, or securities convertible into, capital stock, membership interests, partnership interests or other equity securities of an Entity; and (vi) the personal representative or guardian of any of the Persons identified in the foregoing clauses (i), (ii) and (iii) upon such Person’s death for purposes of the administration of such Person’s estate or upon such Person’s disability or incompetency for purposes of the protection and management of the assets of such Person.

“HVDC Ties” has the meaning set forth in Section 1.1(b)(v).

“Incremental CapEx” for any Lease Year means Qualified CapEx for that Lease Year, minus Original Base CapEx for such Lease Year, minus Accumulated Deficit for such Lease Year (if there is any Accumulated Deficit for such Lease Year).

“Indebtedness” with respect to any Person means, at any time, without duplication (a) such Person’s liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c)(i) all liabilities appearing on its balance sheet prepared in accordance with GAAP in respect of capital leases and (ii) all liabilities which would appear on its balance sheet prepared in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as capital leases; provided, however, that for purposes of this definition (including with respect to clauses (i) and (ii) hereof), (x) this Agreement and any similar lease between Lessor (or any subsidiary) and Lessee and (y) any lease between Lessee and any of its wholly-owned subsidiaries shall not be treated as a capital lease; (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all of its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money), provided, however, that for purposes of this definition, any surety bonds or indemnification agreements entered into by Lessee (with respect to which Lessee or a subsidiary has a reimbursement or backstop obligation) in connection with condemnation proceedings shall be excluded; (f) the aggregate Swap Termination Value of all Swap Contracts of such Person; and (g) any guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof. Indebtedness of a Person shall include all obligations of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Indemnified Party” has the meaning set forth in Section 12.1.

“Indemnifying Party” has the meaning set forth in Section 12.1.

“Initial Term” has the meaning set forth in Section 2.1.

“Lease” or “Leases” means (i) this Agreement, the Stanton/Brady/Celeste Lease, the CREZ Lease, the ERCOT Transmission Lease and the Stanton Transmission Loop Lease and any other leases of transmission and distribution and related assets to a Qualified Lessee under which Lessor or any subsidiary of Lessor is a party as a lessor, and (ii) any lease of transmission and distribution and related assets pursuant to which Lessee is the lessee and a subsidiary of Lessee or another Person controlled by one or more Hunt Family Members is the lessor; provided, no such lease will qualify as a “Lease” hereunder if each of the three following criteria apply: (x) Lessee is the lessee, (y) cash rental payments have become due and payable pursuant thereto and (z) none of Lessor, a subsidiary of Lessor or a subsidiary of Lessee is the lessor.

“Lease Quarter” means each calendar quarter during each Lease Year.

“Lease Year” means each calendar year during the Term of this Agreement.

“Leased Consolidated Net Plant” means that portion of the Consolidated Net Plant of the lessor of a Lease between such lessor and a Qualified Lessee that is the subject of such Lease.

“Leased System” means the System, excluding any Footprint Project included in the definition of the “System,” unless (i) such Footprint Project has been placed in service and (ii) a Rent Supplement has been executed with respect to such Footprint Project.

“Legal Requirements” means, as to any Person, the certificate of incorporation and by-laws, limited liability company agreement, partnership agreement or other organizational or governing documents of such Person, any law (including common law), statute, code, treaty, rule, regulation, ordinance including any government rule or determination of an arbitrator a court or other government authority, or any requirement under a Permit, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lessee” has the meaning set forth in the Preamble.

“Lessee CapEx” means Capital Expenditures that are related and fairly allocable to the System and are funded by Lessee.

“Lessee Panel Member” has the meaning set forth in Section 13.7(a).

“Lessee Taxes” has the meaning set forth in Section 4.3.

“Lessor” has the meaning set forth in the Preamble.

“Lessor’s Audit” has the meaning set forth in Section 3.3(c).

“Lessor Panel Member” has the meaning set forth in Section 13.7(a).

“Lessor Taxes” has the meaning set forth in Section 4.3.

“Liens” has the meaning set forth in Section 5.2.

“Monetary Default” means the failure to pay when due any amounts payable under this Agreement.

“NERC” means North American Electric Reliability Corporation, or its successors.

“Non-Defaulting Party” has the meaning set forth in Section 9.3.

“Non-Monetary Default” means an Event of Default other than a Monetary Default.

“Non-Recourse Debt” means Indebtedness of a subsidiary of Lessee that, if secured, is secured solely by a pledge of collateral owned by such subsidiary and the equity interests in such subsidiary, and for which no Person other than such subsidiary is personally liable.

“Nonseverable Footprint Projects” means those Footprint Projects that cannot be readily removed from the System without causing diminution in value to the System.

“Note Purchase Agreements” has the meaning set forth in Section 4.13.

“Notice of Default” means written notice of the Event of Default.

“Original Assets” has the meaning set forth in Section 1.1(b).

“Original Base CapEx” for a Lease Year means the amounts identified as such on a then-effective Rent Supplement.

“Original Lease Date” has the meaning set forth in Section 1.1(a).

“Other Revenue” means revenue generated from activities as a regulated utility within the State of Texas other than Covered Revenue.

“Overdue Rate” means a rate equal to ten percent (10%) per annum or the maximum rate allowed by law, whichever is lesser.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Percentage Rent” has the meaning set forth in Section 3.1(b).

“Percentage Rent Breakpoint” means individually any of the Annual Percentage Rent Breakpoint, the First Lease Quarter Percentage Rent Breakpoint, the Second Lease Quarter Percentage Rent Breakpoint or the Third Lease Quarter Percentage Rent Breakpoint (collectively referred to as the “Percentage Rent Breakpoints”).

“Percentage Rent Percentages” has the meaning set forth in Section 3.1(b).

“Percentage Rent Schedule” means the schedule attached to the then-current Rent Supplement setting forth the Percentage Rent Percentages and Annual Percentage Rent Breakpoints for the System through the end of the Term.

“Permitted Liens” means:

(i) The Liens granted by the Lessor to any lender or trustee for any lender which finances the Lessor’s interest in the System;

(ii) Liens imposed by any governmental authority for any tax, assessment or other charge relating to the System to the extent not yet past due or being contested in good faith and by appropriate proceedings;

(iii) mechanics’, warehousemen’s, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business and (i) which do not in the aggregate materially detract from the value of property or assets subject to such Liens or materially impair the continued use thereof in the operation of the System or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Liens and for which cash reserves consistent with GAAP have been established on the books of Lessee or Lessor, or other Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, trade contracts, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(iv) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves consistent with GAAP have been established on the books of Lessee or Lessor, bonds or other security acceptable to the Lessor in its reasonable discretion have been provided or are fully covered by insurance;

(v) zoning, entitlement, restriction, and other land use and environmental regulations by governmental authorities and encroachments, easements, rights of way, covenants, restrictions or agreements which do not materially interfere with the continued use of any asset as currently used in the conduct of the business of the Lessee;

(vi) any encumbrances set forth in any franchise or governing ordinance under which any portion of the business of the Lessee is conducted and which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the operation of the System; and

(vii) all rights of condemnation, eminent domain, or other similar right of any person.

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, government authority or other entity whether acting in an individual, fiduciary or other capacity.

“Personal Property” means all assets, or rights therein, related to or used in connection with the System, other than assets of the type and nature described in Section 1.1(b)(i)-(vii). Examples of Personal Property include rolling stock, computers and software programs.

“Policies and Procedures” has the meaning set forth in Section 13.6(b).

“Project Management Costs” means all actual out-of-pocket costs incurred by Lessee pursuant to this Agreement or a separate construction management agreement in connection with the construction activities, including (i) all direct wages and salaries (including benefits, payroll burden and overtime) which the Lessee pays to personnel employed or retained to conduct such construction activities and a fair allocation of the direct wages and salaries (including benefits, payroll burden and overtime) of Lessee’s other personnel conducting such construction activities; (ii) the fair market value of materials or equipment provided directly by Lessee or its affiliates (including the standard corporate day rate for any vehicles and equipment that are so utilized); (iii) a fair allocation of the lease payments of any leased vehicles and equipment that are so utilized; (iv) all other third-party costs incurred by Lessee in the performance of such construction activities; and (v) all sales, use, transfer or similar taxes (excluding those taxes based upon Lessee’s net income, gross receipts, net worth or similar taxes) incurred or paid by Lessee in conducting such construction activities or providing materials, if any (provided, that in managing its affairs, Lessee will attempt to minimize, to the extent practicable, all such taxes incurred on behalf of Lessor and, in this regard, Lessor agrees to cooperate and provide Lessee any assistance necessary including providing appropriate evidence of any exemptions from tax).

“PUCT” means the Public Utility Commission of Texas or its successors.

“Qualified CapEx” means Lessor-funded Capital Expenditures related to the System Assets that are placed in service, as and when such System Assets are placed in service, as adjusted (y) for any applicable AFUDC and/or depreciation, and (z) to reflect the effect of the deferred tax liability or deferred tax asset, as applicable.

“Qualified Lessee” means Lessee and/or any other utility that is (x) approved or authorized by the applicable public utility commission or similar regulatory authority to operate and/or lease the transmission and/or distribution assets of Lessor or any subsidiary and (y) a party to a then-effective lease agreement with Lessor or a subsidiary thereof pursuant to which such utility leases and operates such entity’s transmission and/or distribution assets

“Rate Base” means, with respect to any transmission and distribution assets, gross electric plant in service under GAAP, which is the aggregate amount of capital expenditures used to construct such assets plus AFUDC, less accumulated depreciation, and adjusted for accumulated deferred income taxes.

“Receiving Party” has the meaning set forth in Section 13.3.

“Reclassified Projects” means any T&D Project that does not otherwise meet the definition of Footprint Project but Lessee and Lessor jointly agree, in their sole discretion, to classify such T&D Project as a Footprint Project based upon such factors that the Parties deem relevant, including (a) the expected Rate Base of the T&D Project, it being understood that the Parties generally expect that only T&D Projects with an expected Rate Base of less than $25 million could constitute a Reclassified Project; (b) whether the T&D Project is physically connected to the System; and (c) whether the T&D Project is necessary to serve distribution customers situated in the service territories of the System.

“Regulatory Authorities” means the PUCT, ERCOT, TRE, NERC and any other governmental agency with jurisdiction over Lessee, Lessor or the System.

“REIT” has the meaning set forth in the Recitals.

“REIT IPO” has the meaning set forth in the Recitals.

“Related Person” has the meaning set forth in Section 12.1.

“Renewal Term” has the meaning set forth in Section 2.1.

“Rent” means the sum of Base Rent, Percentage Rent, Additional Rent and Extended Period Rent.

“Rent Supplement” means a supplement to this Agreement in the form of Schedule 3.2(b) agreed to in accordance with Section 3.2(b).

“Rent Validation” means the process of validating any Rent Supplement pursuant to Section 3.2(c).“Repairs” means all replacements, repairs or remedial activity undertaken directly on a then-existing portion of the System that are not Footprint Projects and that are expensed and not capitalized under GAAP.

“Revenues Attributable to Lessee CapEx” means the portion of Unadjusted Gross Revenues from the System which is attributable to Lessee CapEx as determined in accordance with Section 3.1(d)(iii).

“Revised Certificate” has the meaning set forth in Section 3.3(a).

“Second Amended and Restated Lease” has the meaning set forth in the Recitals.

“Severable Footprint Projects” means any Footprint Projects that can be readily removed from the System without causing diminution in value to the System.

“Stanton/Brady/Celeste Lease” means the Second Amended and Restated Lease Agreement (Stanton/Brady/Celeste Assets) between Lessor and Lessee effective as of the Effective Date, as the same may be amended from time to time.

“Stanton Transmission Loop Lease” means the Third Amended and Restated Lease Agreement (Stanton Transmission Loop Assets) between SDTS FERC, L.L.C., a wholly-owned subsidiary of Lessor, and SU FERC, L.L.C., a wholly-owned subsidiary of Lessee, effective as of the Effective Date (f/k/a FERC Lease), as the same may be amended from time to time.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions of any of the foregoing (including, without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (x) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (y) for any date prior to the date referenced in clause (x), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease” means, at any time, any lease (including a lease that may be terminated by the lessee at any time) of any property by a Person (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any lease under which such Person is the lessor.

“System” means the integrated electrical transmission and distribution facilities connected to the ERCOT electric grid owned by Lessor and located within the area depicted on Exhibit A and Exhibit B and the systems and other property necessary to operate such transmission and distribution facilities, together with the exclusive right to occupy and use all of Lessor’s interest (whether by fee ownership, easement, lease, sublease, franchise or license) (other than to the extent expressly reserved to Lessor herein) in the premises upon which such facilities are situated and Footprint Projects that add, expand or alter the assets from time to time pursuant to Rent Supplements, as modified by Section 1.1(b).

“System Assets” has the meaning set forth in Section 10.6.

“TCOS Allocation” has the meaning set forth in Section 3.1(d)(ii).

“T&D Project” means a business, project or assets relating primarily to the transmission and/or distribution of electricity.

“Term” has the meaning set forth in Section 2.1.

“Third Lease Quarter Percentage Rent Breakpoint” has the meaning set forth in Section 3.1(c).

“Third Panel Member” has the meaning set forth in Section 13.7(a).

“Transmission Gross Plant” means electric transmission plant as determined in accordance with the FERC Uniform System of Accounts.

“Transmission Net Plant in Service” means Transmission Gross Plant in service less accumulated depreciation as determined in accordance with the FERC Uniform System of Accounts.

“TRE” means the Texas Reliability Entity, or its successor entity.

“TRS” means taxable REIT subsidiary.

“Unadjusted Gross Revenues” has the meaning set forth in Section 3.1(d)(i).

“Undisputed Rent” means the greater of (i) the undisputed amount of Rent the Parties agree is due and payable and (ii) during the term of the Debt Agreements, the amount necessary, when taken together with Rent payments made by Lessee to Lessor under other leases between the Parties, required for Lessor to comply with the covenants set forth in Section 9.08 of the 2009 Note Purchase Agreement, Section 9.8 of the 2010 Note Purchase Agreement and Section 7.10 of the Credit Agreement.

EXHIBIT A

System Area

SYSTEM LEASE AGREEMENT

SYSTEM LEASE AGREEMENT

EXHIBIT B

Amarillo Operation Center Legal Description

Real Property Located at 4909 Canyon Drive, Amarillo, Texas 79118

A 2.75 acre tract of land being all of the northeasterly 400 feet of Block 8, McCarty Addition Unit No. 2, an addition to the City of Amarillo, Randall County, Texas, according to the recorded map or plat thereof, of record in Volume 200, Page 468 of the Deed Records of Randall County, Texas, and described in that certain Warranty Deed recorded in Volume 514, Page 137 of the Deed Records of Randall County, Texas, and all of that strip of land that lies between the west line of said Block 8 and the east right-of-way line of Interstate Highway 27, save and except therefrom all of Lot 1, Block 8, McCarty Addition Unit No. 14 an addition to the City of Amarillo, Randall County, Texas, according to the recorded map or plat thereof, of record in Volume 1463, Page 386 of the Deed Records of Randall County, Texas, said 2.75 acre tract of land being more particularly described by metes and bounds as follows:

BEGINNING at a  1⁄2” rebar with a cap stamped “KEYS R.P.L.S. 2507” found at the intersection of the North line of said Block 8 and east right-of-way line of said Interstate Highway 27;

THENCE S 54°40’33” E – bearings contained herein are relative to true North as determined from GPS observations – at a distance of 1.00 feet pass a  1⁄2” rebar found at northwest corner of said Block 8, continue along the southwesterly right-of-way line of James Louis Drive for a total distance of 240.94 feet to a  1⁄2” rebar with a cap stamped “KEYS R.P.L.S. 2507” found at the most northerly corner of said Lot 1, Block 8, McCarty Addition Unit No. 14;

THENCE S 35°20’49” W, 309.99 feet to a  1⁄2” rebar with a cap stamped “KEYS R.P.L.S. 2507” found at the most westerly corner of said Lot 1;

THENCE S 54°40’02” E, 260.10 feet to a  1⁄2” rebar with a cap stamped “KEYS R.P.L.S. 2507” found at the most southerly corner of said Lot 1 same being a point on the northwesterly right-of-way line of said McCarty Boulevard;

SYSTEM LEASE AGREEMENT

THENCE S 35°11’38” W along the northwesterly right-of-way line of said McCarty Boulevard 89.73 feet to an “X” cut in concrete found at the most southerly corner of this tract of land;

THENCE N 54°42’28” W, at 500.27 feet pass an “X’ cut in concrete found in the northwesterly line of said Block 8, continue for a total distance of 501.15 feet to an “X” cut in concrete found at the most westerly corner of this tract of land and the east right-of-way line of said Interstate Highway 27;

THENCE S 35°19’41” E, along the east right-of-way line of said Interstate Highway 27, 400.04 feet to the POINT OF BEGINNING of this tract of land.

Said tract contains a computed area of 2.75 acres of land as described.

SYSTEM LEASE AGREEMENT

SYSTEM LEASE AGREEMENT

EXHIBIT C

SUBORDINATED DEBT TERMS

Reference is made to that certain Second Amended and Restated Collateral Agency Agreement (as amended, restated, supplemented or otherwise modified, the “Collateral Agency Agreement”), to be entered into by and among The Bank of New York Mellon Trust Company, N.A., as collateral agent (together with its successors and assigns, the “Collateral Agent”), Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (the “Company”), and the holders of the Permitted Secured Indebtedness (as defined therein) from time to time party thereto.

Section 1. Definitions and Rules of Interpretation. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Collateral Agency Agreement. The rules of interpretation set forth in Schedule A of the Collateral Agency Agreement shall apply to this Exhibit C as if fully set forth herein. In addition, the following terms shall have the following meanings:

1.1	“Entitled Party” shall mean the Company unless the Collateral Agent or the Company has given notice to the Subordinated Lender that the Collateral Agent has, on behalf of the Secured Parties and pursuant to the Collateral Agency Agreement or related documents, properly exercised its remedies to foreclose on the Company’s interest in any System Lease and receive payments pursuant to any System Lease directly from Sharyland, in which case the Entitled Party shall mean the Collateral Agent, acting for the benefit of the Secured Parties.

1.2	“Governmental Authority” shall mean

(a)	the government of:

(i)	The United States of America or any State or other political subdivision thereof, or

(ii)	any other jurisdictions in which the Company conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, or

(b)	any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of, or pertaining to, any such government, or

(c)	the Electric Reliability Council of Texas or any successor thereto (“ERCOT”), or

(d)	the Texas Regional Entity.

1.3	“Insolvency Event” means the occurrence of any of the following:

(a)	Sharyland (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the

SYSTEM LEASE AGREEMENT

filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes a corporate action for the purpose of any of the foregoing; or

(b)	a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by Sharyland, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Sharyland or any such petition shall be filed against Sharyland and such petition shall not be dismissed within 60 days.

1.4	“Reorganization Securities” shall mean any debt or equity securities issued on account of all or any portion of the Subordinated Indebtedness in connection with an Insolvency Event that are in each case subordinated in liquidation to the Obligations (or any debt or equity securities issued on account of any Obligations) to at least the same extent that the Subordinated Indebtedness are subordinated to the Obligations hereunder.

1.5	“Sharyland” shall mean Sharyland Utilities, L.P.

1.6	“Subordinated Indebtedness” shall mean, with respect to Sharyland, Indebtedness (as defined under the applicable Financing Agreement or such other similar term) that is incurred in accordance with the terms of such Financing Agreement and is required to be subordinated to the applicable Obligations.

1.7	“Subordinated Lenders” shall mean each and every Person to whom any of the Subordinated Indebtedness are owed.

1.8	“Subordinated Loan Documents” shall mean all documentation evidencing the Subordinated Indebtedness.

1.9	“System Leases” shall mean any and all leases of transmission and distribution and related assets pursuant to which Sharyland is the lessee and the Company or any Subsidiary of the Company is a party as a lessor, and supplements thereto, each as amended, restated, supplemented or otherwise modified from time to time, or any new lease entered into in replacement thereof.

1.10	“System Lease Obligations” shall mean any and all Rent or other similar term (as such term is defined in the System Leases) then due and payable under the System Leases.

1.11	“Texas Regional Entity” shall mean the division of ERCOT authorized to develop, monitor, assess and enforce compliance with NERC Reliability Standards within geographic boundaries of ERCOT and any successor thereto.

Section 2. Subordination of Subordinated Indebtedness. Until the indefeasible payment in full in cash of all the System Lease Obligations and the termination of any commitments to lend under any Permitted Secured Indebtedness, the Subordinated Lenders and Sharyland hereby agree that (i) all Subordinated Indebtedness is and shall be subordinated in right of liquidation in relation to all System Lease Obligations to the extent and in the manner hereinafter set forth, (ii) upon the occurrence and during the continuance of any default or event of default under any System Lease (or if after giving effect to a proposed distribution in respect of any part of the Subordinated Indebtedness, a default or event of default under any System Lease will exist), no payments or other distributions whatsoever in respect of any part of the Subordinated Indebtedness shall be made, (iii) upon the occurrence and during the continuance of an Insolvency Event, no payments or other distributions whatsoever-in respect of any part of the Subordinated Indebtedness shall be made nor shall any property or assets of Sharyland be applied to the purchase or other acquisition or retirement of any part of the Subordinated Indebtedness, and (iv) upon the occurrence and during the continuance of an Insolvency Event, the Subordinated Lenders shall not accept any payment by or on behalf of Sharyland on account of the principal of, premium or interest on, or any other amount in respect of, the Subordinated Indebtedness other than the payment of indemnity obligations and reasonable out of pocket costs and expenses (including reasonable attorney’s fees) in each case as and when due and payable in accordance with the terms of the Subordinated Debt Documents.

Section 3. Liquidation, Dissolution, Bankruptcy. Until the indefeasible payment in full in cash of all the System Lease Obligations and the termination of any commitments to lend under any Permitted Secured Indebtedness, and without limitation to the rights of the Secured Parties under the terms of the Financing Agreements or the rights of the Company under the System Leases:

3.1	upon the occurrence and during the continuance of any Insolvency Event:

3.1.1	the System Lease Obligations then due and payable shall first be irrevocably and indefeasibly paid in full to the Entitled Party before any of the Subordinated Lenders shall be entitled to receive any payment (other than Reorganization Securities) on account of the Subordinated Indebtedness whether in cash, securities or other assets (other than Reorganization Securities);

3.1.2	any payment or distribution of assets of Sharyland of any kind or character in respect of the Subordinated Indebtedness to which any of the Subordinated Lenders would be entitled if the Subordinated Indebtedness were not subordinated pursuant to the terms hereof shall be made by the trustee, liquidator or agent or other Person making such payment or distribution, directly to the Entitled Party until the System Lease Obligations then due and payable are paid in full and each of the Subordinated Lenders and, unless the Company is. the Entitled Party, Sharyland irrevocably authorizes and empowers the Entitled Party to receive. and collect on its behalf any and all such payments or distributions; and

3.1.3	the Subordinated Lenders agree not to, directly or indirectly, initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity or priority of the System Lease Obligations then due and payable.

Section 4. Incorrect Payments. If, for any reason whatsoever and whether pursuant to an Insolvency Event or otherwise, Sharyland shall make or any of the Subordinated Lenders shall receive any payment or distribution of any kind or character, whether in cash, securities or other property (other than Reorganization Securities), on account or in respect of the Subordinated Indebtedness in contravention of any of the terms set forth herein, such Subordinated Lender shall hold any such payment or distribution in trust for the benefit of the Secured Parties, promptly notify the Entitled Party of the receipt of such payment or distribution and promptly pay over or deliver such distribution or payment to the Entitled Party or to any other Person nominated by the Entitled Party, to hold for the account of the Secured Parties.

Section 5. Non-Impairment. To the fullest extent permitted by applicable Law, no change of law or circumstances shall release or diminish any of the Subordinated Lender’s obligations, liabilities, agreements or duties hereunder, or affect the provisions set forth herein in any way.

Section 6. Benefit of Subordination Provisions. These subordination provisions are intended solely to define the relative rights of the Secured Parties, the Collateral Agent, the Company, the Subordinated Lenders, and their respective successors and permitted assigns.

Section 7. Termination and Reinstatement. Notwithstanding anything to the contrary contained herein, the Subordinated Indebtedness shall no longer be subordinated in right of liquidation pursuant to the terms contained herein otherwise at such time as the Secured Parties no longer have a lien on or security interest in the System Lease Obligations. If any payment to any of the Entitled Party, the Company, the Collateral Agent or the Secured Parties by Sharyland or any other Person in respect of any of the System Lease Obligations is held to constitute a preference or a voidable transfer under applicable Law, or if for any other reason any such party is required to refund such payment to Sharyland or to such Person or to pay the amount thereof to any other Person, each Subordinated Lender agrees and acknowledges that the provisions set forth herein shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.

Section 8. Restrictions on Transfers. None of the Subordinated Lenders may transfer (by sale, novation or otherwise) any of its rights or obligations under the Subordinated Indebtedness unless the transferee of such interest first agrees in writing to be bound by the terms of this Exhibit C applicable to the transferor of such interest and executes an instrument to that effect.

Section 9. Exercise of Powers.

9.1	After the occurrence and during the continuance of an Insolvency Event, the Entitled Party shall be entitled to exercise its rights and powers under these subordination provisions in such a manner and at such times as the Entitled Party in its absolute discretion may determine.

9.2	The Subordinated Lenders alone shall be responsible for their contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by them.

EXHIBIT D

INSURANCE

Subject to Section 6.2(b) of this Agreement, during the term of the Note Purchase Agreements, the Credit Agreement or until otherwise agreed by Lessee and Lessor, Lessee shall comply with the insurance requirements set forth in this Exhibit D. Capitalized terms used herein but not otherwise defined in this Agreement have the meanings assigned to such terms in the Note Purchase Agreements or the Credit Agreement, as applicable.

A.	Coverages.

Property Insurance (Operational):
Cover:	All assets comprising the System against “all risks” of physical loss or damage (including but not limited to machinery breakdown, earthquake, flood, windstorm and terrorism)

Principal Exclusions:	War and civil war

Nuclear risks

Theft and mysterious disappearance revealed in the course of inventory undertaking

The cost of making good wear and tear, gradual deterioration, etc., but not the consequential damage

Consequential loss not otherwise excluded

Fraud and misrepresentation

Sum Insured:	Full replacement cost subject to the following sublimits.

Sublimits:	Earthquake – full replacement cost
Flood – full replacement cost
Windstorm – full replacement cost

Deductible:	$250,000 per loss or occurrence, except $250,000 earthquake and flood and $250,000 windstorm

Insured:	Lessee
Lessor

Additional Insured:	The Prudential Insurance Company of America, as Purchaser

SYSTEM LEASE AGREEMENT

Prudential Retirement Insurance and Annuity Company, as Purchaser
Royal Bank of Canada, as Lender
The Bank of New York Mellon Trust Company, N. A., as Collateral Agent
The Secured Parties to the Note Purchase Agreement
The Secured Parties to the Credit Agreement

Mortgagee:	Bank of New York Mellon Trust Company, N.A. as Collateral Agent for the benefit of the Secured Parties

Loss Payee:	The Bank of New York Mellon Trust Company, N.A. as Collateral Agent, as first loss payee

Conditions:	30 days’ notice of cancellation or non-renewal except 10 days for non-payment of premium

Acceptable loss payable clause

Non-vitiation wording in favor of the Collateral Agent and the Secured Parties

Waiver of subrogation in favor of the additional insureds

General Liability Insurance:

Cover:	Lessee against any liability arising out of claims for personal injury and property damage.

Sum Insured:	$1,000,000 per occurrence up to a minimum of $2,000,000 aggregate limit (except that the fire damage legal liability coverage may be limited to $100,000 per fire and the medical expense coverage may be limited to $5,000 for any one injured person).

Insured:	Lessee
Lessor

Additional Insured:	The Prudential Insurance Company of America, as Purchaser
Prudential Retirement Insurance and Annuity Company, as Purchaser
The Bank of New York Mellon Trust Company, N. A., as Collateral Agent
Royal Bank of Canada, as Lender
The Secured Parties

Conditions:	Occurrence policy wording or Aegis claims-first-made policy form Worldwide territory

Automobile Liability Insurance:
Cover:	Lessee for liability arising out of claims for personal injury (including bodily injury and death) and property damage covering all owned (if any), leased, non-owned and hired vehicles of Lessee, including loading and unloading.

Sum Insured:	$1,000,000 each accident.

Deductible:	$1,000 each accident.
Insured:	Lessee
Lessor

Additional Insured:	The Prudential Insurance Company of America, as Purchaser
Prudential Retirement Insurance and Annuity Company, as Purchaser
The Bank of New York Mellon Trust Company, N. A., as Collateral Agent
Royal Bank of Canada, as Lender
The Secured Parties

Workers’ Compensation and Employer’s Liability Insurance:
Cover:	Lessee will maintain workers’ compensation insurance as required by applicable state laws and employer’s liability insurance insuring Lessee for liability arising out of injury to or death of employees.

Sum Insured:	$1,000,000 each accident.

Insured:	Lessee
Lessor

Excess or Umbrella Insurance:
Cover:	Insurance covering claims in excess of the underlying insurance described in the foregoing.

Sum Insured:	$25,000,000 each occurrence and in the aggregate

Deductible:	$1,000,000 any one occurrence or amount of underlying insurance.

Insured:	Lessee
Lessor

Additional Insured:	The Prudential Insurance Company of America, as Purchaser
Prudential Retirement Insurance and Annuity Company, as Purchaser
The Bank of New York Mellon Trust Company, N. A., as Collateral Agent
Royal Bank of Canada, as Lender
The Secured Parties

Conditions:	Following form

B.	Company Conditions and Requirements.

1. Loss Notification. Lessee shall promptly notify Lessor of any single loss or event likely to give rise to a claim against an insurer for an amount in excess of $1,000,000 covered by any insurance policies required by this Exhibit D.

2. Payment of Loss Proceeds. The Collateral Agent, on behalf of the Secured Parties, shall be named as the first loss payee in applicable insurance policies (pursuant to a standard lender’s loss payable endorsement equivalent to a CP 1218).

3. Compliance With Policy Requirements. Lessee shall not violate or permit to be violated any of the conditions, provisions or requirements of any insurance policy required by this Exhibit D, and Lessee shall perform, satisfy and comply with, or cause to be performed, satisfied and complied with, all conditions, provisions and requirements of all insurance policies.

4. Waiver of Subrogation. Lessee hereby waives any and every claim for recovery from the Secured Parties for any and all loss or damage covered by any of the insurance policies to be maintained under this Agreement to the extent that such loss or damage is recovered under any such policy. If the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other Person), Lessee shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by Lessee to, or to otherwise contain one or more provisions that prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

5. Notices. Lessee will advise Lessor in writing promptly of (i) any material changes in the coverage or limits provided under any policy required by Section 6.2 of this Agreement and this Exhibit D and (ii) any default in the payment of any premium and of any other act or omission on the part of Lessee which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by Lessee pursuant to this Exhibit D.

C.	Insurance Policy Conditions and Requirements.

1. Permitted Insurers. Lessee shall obtain the insurance required by this Exhibit D from responsible insurance companies authorized to do business in Texas (if required by law or regulation) with an A.M. Best Insurance Reports rating of A-, 8 or better.

2. Control of Loss. If commercially feasible all policies of insurance required to be maintained pursuant to this Exhibit D, wherein more than one insurer provides the coverage on any single policy, shall have a clause (or a separate agreement among the insurers) wherein all insurers have agreed that the lead insurer shall have full settlement authority on behalf of the other insurers.

3. Loss Survey. All policies of insurance required to be maintained pursuant to this Exhibit D wherein more than one insurer provides the coverage on any single policy, shall have a clause (or a separate agreement among the insurers) wherein all insurers have agreed upon the employment of a single firm to survey and investigate all losses on behalf of the insurers.

4. Policy Cancellation and Change. All policies of insurance required to be maintained pursuant to this Exhibit D shall be endorsed so that if at any time they are canceled, or their coverage is reduced (by any party including the insured) so as to affect the interests of the Collateral Agent, the Holders and any other Secured Party, such cancellation or reduction shall not be effective as to the Secured Parties for thirty (30) days, except for non-payment of premium which shall be for ten (10) days, after receipt by the Collateral Agent and the Secured Parties of written notice from such insurer of such cancellation or reduction.

5. Miscellaneous Policy Provisions. All insurance policies providing operational property damage, (i) shall name the Collateral Agent, on behalf of the Secured Parties, as the first loss payee, (ii) shall include a Lender’s loss payable clause in favor of the Collateral Agent, on behalf of the Secured Parties.

6. Separation of Interests. All policies (other than in respect to workers compensation insurance) shall insure the interests of the Secured Parties regardless of any breach or violation by Lessee or any other party of warranties, declarations or conditions contained in such policies, any action or inaction of Lessee or others, or any foreclosure relating to the System.

7. Waiver of Subrogation. All policies of insurance required by this Exhibit D shall provide for waivers of subrogation in favor of the Secured Parties and their respective officers and employees.

8. Liability Insurance Endorsements. All policies of liability insurance required to be maintained by Lessee shall be endorsed as follows:

(i) To name the Secured Parties as additional insureds;

(ii) To provide a severability of interests and cross liability clause; and

(iii) That the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Lessee.

D. Acceptable Policy Terms and Conditions. All policies of insurance required to be maintained pursuant to this Exhibit D shall contain terms and conditions reasonably acceptable to Lessor.

SCHEDULE 3.2(b)

FORM OF LEASE SUPPLEMENT

Rent Supplement

Pursuant to Section 3.2(b) of Lease

[Date of Supplement]

Incremental CapEx:

Lessee CapEx:

Base Rent:

Percentage Rent Percentages:

Annual Percentage Rent Breakpoints:

Revenues Attributable to Lessee CapEx:

Original Base CapEx:

Accumulated Deficit:

ERCOT Transmission Rate Allocation:

Term of Rent Supplement:

Executed this day of , 20 .

SHARYLAND UTILITIES, L.P.

By:
Name:
Title:

SHARYLAND DISTRIBUTION &
TRANSMISSION SERVICES, L.L.C.

By:
Name:
Title:

SYSTEM LEASE AGREEMENT